Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

STANLEY, INC.,

OMAHA ACQUISITION CORPORATION,

OBERON ASSOCIATES, INC.

AND

THE SIGNIFICANT SHAREHOLDERS

June 10, 2008

LIST OF EXHIBITS

Exhibit A	Escrow Agreement

Exhibit B	Articles of Merger

Exhibit C	Employee Agreement

Exhibit D	Amendment to Change in Control Retention Bonus Agreement

Exhibit E	Non-Competition Agreement

Exhibit F	Release Agreement

Exhibit G	Form of Legal Opinion

Exhibit H	Form of FIRPTA Letter

Exhibit I	Sample Net Working Capital Calculation Based on March 31, 2008 Balance Sheet

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 10, 2008 by and among Stanley, Inc., a Delaware corporation (“Parent”), Omaha Acquisition Corporation, a Virginia corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Oberon Associates, Inc., a Virginia corporation (“Company”), and certain shareholders of the Company identified on the signature pages of this Agreement under the heading “Significant Shareholders” (collectively, the “Significant Shareholders”).

RECITALS

A.                                   The respective boards of directors of the Company and Merger Sub have determined that it would be advisable and in the best interests of the shareholders of their respective companies that Merger Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

B.                                     The Significant Shareholders own an aggregate of 62,550 shares of the Company’s capital stock, constituting approximately 89% of the Company’s outstanding capital stock, and likewise have determined that the Merger is advisable and in the best interests of the shareholders of the Company.

C.                                     Concurrently with the execution and delivery of this Agreement, Parent and, as a condition and inducement to Parent’s willingness to enter into this Agreement, each of Jodi L. Johnson, Summer Breeze Creek LLC, the David L. Young Living Trust, the Carol F. Young Living Trust, Titania LLC and Titania Ventures LLC have entered in to those certain Voting and Irrevocable Proxy Agreements, each dated as of the date hereof, covering all shares of the Company’s capital stock directly or indirectly owned or controlled by such Significant Shareholders.

D.                                    In connection with the Merger, the outstanding shares of Company’s capital stock will be converted into the right to receive the cash amounts described in and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1.                                       Definitions.

1.1                                 Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Adjustment Amount” means the positive or negative number that is equal to the difference between (i) the Company’s Net Working Capital calculated as of the close of business on the Closing Date and (ii) the Baseline Working Capital.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person’s immediate family; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Articles of Merger” has the meaning set forth in Section 2.2(a).

“AWR” has the meaning set forth in Section 6.10(a).

“Baseline Working Capital” means $14,200,000.

“Business Day” means a day (1) other than Saturday or Sunday and (2) on which commercial banks are open for business in the Commonwealth of Virginia.

“Business Intellectual Property” means all Owned Intellectual Property and all Third Party Intellectual Property.

“CERCLA” has the meaning set forth in Section 3.20(a).

“Certificate” has the meaning set forth in Section 2.7(a).

“Change in Control Agreement” has the meaning set forth in Section 2.2(b)(ii)(d).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Date Balance Sheet” has the meaning defined in Section 2.13(b).

“Closing Debt Certificate” has the meaning set forth in Section 2.2(b)(i)(c).

“Closing Expense Certificate” has the meaning set forth in Section 2.2(b)(i)(c).

“COBRA” has the meaning set forth in Section 3.22(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Per Share Amount” means the quotient obtained by dividing (1) the sum of the total Merger Consideration (subject to adjustment as provided herein) and the Option Spread, by (2) the Fully Diluted Number.

“Company” has the meaning set forth in the introductory paragraph.

“Company Acquisition Proposal” has the meaning set forth in Section 6.7(a).

“Company Balance Sheet” has the meaning set forth in Section 3.7.

“Company Balance Sheet Date” has the meaning set forth in Section 3.9.

“Company Board” has the meaning set forth in section 2.6(c)(i).

“Company Closing Certificate” has the meaning set forth in Section 7.2(c).

“Company Cash” means the cash and cash equivalents of the Company (plus the amount of all un-cleared deposits of the Company outstanding, and less the amount of all un-cleared checks or withdrawals of the Company outstanding), measured as of the close of business on the Closing Date and determined in accordance with GAAP.

“Company Common Stock” means shares of Company’s common stock, par value $.02 per share.

“Company Debt” means (A) all liabilities for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments; (B) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations, all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business consistent with past practice), and all obligations in respect of earnout payments or contingent payments related to the acquisition of assets or businesses; (C) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (A) and (B) above) entered into in the ordinary course of business consistent with past practice to the extent such letters of credit are not drawn upon); (D) all obligations to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP; (E) the amount of any dividends declared but not yet paid; (F) all obligations of the type referred to in this definition of Debt of other Persons for which the Company is responsible or liable as obligor, guarantor, or otherwise; (G) all obligations of the type referred to in this definition of Debt of other Persons secured by any Lien on any property or asset of the Company (whether or not such obligation is assumed by the Company); and (H) all penalty payments, premiums, charges, yield maintenance amounts and other expenses relating to the prepayment of any obligations of the types referred to in this definition of Debt (assuming such prepayment occurs immediately prior to the Closing on the Closing Date); in all cases as measured as of the close of business on the Closing Date.

“Company Disclosure Schedule” has the meaning set forth in Section 3.

“Company Employees” has the meaning set forth in Section 6.4(a).

“Company Employee Plans” has the meaning set forth in Section 3.22(a).

“Company’s Facilities” has the meaning set forth in Section 3.19(a).

“Company Financial Statements” has the meaning set forth in Section 3.7.

“Company Holders” means, collectively, the holders of Company Common Stock and Company Options, in each case immediately prior to the Effective Time.

“Company Material Adverse Effect” means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects is, or is reasonably likely to be, materially adverse to the overall financial condition, material assets (including intangible assets), liabilities (taken together), business (as currently conducted by the Company) or results of operations of the Company, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

any adverse effect (including any claim, litigation, reduction in revenues or income, disruption of business relationships or loss of employees) arising from or attributable or relating to (A) the announcement or pendency of any of the transactions contemplated by this Agreement, (B) conditions affecting (1) any of the industries in which Company operates or participates, or (2) the U.S. economy or financial markets (except that such conditions in clauses “(1)” and “(2)”  of this clause “(B)” shall be taken into account to the extent they have adversely affected the Current Company Business disproportionately to the  degree they have affected the business of the other comparable companies in the same industry sector as Company), (C) the Specified Transaction Expenses, (D) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under the “Change in Control Bonus Agreements” described at Section 3.17 of the Company Disclosure Schedule, the Change in Control Agreements, employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement and disclosed at Section 3.22 of the Company Disclosure Schedule, (E) the taking of any action reasonably required to cause compliance with the terms of, or the taking of any action required by, this Agreement, (F) any breach by Parent of this Agreement or the Confidentiality Agreement, (G) the taking of any action by Parent or any of Parent’s Subsidiaries, or the taking of any action approved or consented to in writing by Parent, or (H) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, provided such change does not adversely affect the Current Company Business disproportionately to the degree it affects the business of the other comparable companies in the same industry sector as Company.

“Company Option” has the meaning set forth in Section 2.6(c)(i).

“Confidentiality Agreement” has the meaning set forth in Section 6.2.

“Consideration Spreadsheet” has the meaning set forth in Section 2.15.

“Continuing Employees” has the meaning set forth in Section 6.4(b).

“Contract” means any contract, agreement, prime contract, subcontract, service contract, purchase order, basic ordering agreement, letter contract, pricing agreement, delivery order, task order, work order, change order, statement of work, indenture, note, bond, loan, instrument, lease, commitment, or other arrangement, whether written or oral.

“Current Company Business” has the meaning set forth in Section 3.1.

“Customer Contracts” means all Contracts of the Company which provide for existing or ongoing obligations of the Company to deliver services and/or products, the rights to be paid for those services and/or products and the obligations and rights that are ancillary to those obligations and rights.

“Damages” has the meaning set forth in Section 9.2(b).

“Dissenting Shares” has the meaning set forth in Section 2.9(a).

“Dissenting Shareholder” has the meaning set forth in Section 2.9(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Agreement” has the meaning set forth in Section 2.2(b)(ii)(c).

“Environmental Laws” has the meaning set forth in Section 3.20(a).

“ERISA” has the meaning set forth in Section 3.22(a).

“ERISA Affiliate” has the meaning set forth in Section 3.22(a).

“Escrow Agent” has the meaning set forth in Section 2.6(a)(ii).

“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit A to be executed and delivered in accordance with the terms set forth below.

“Escrow Fund” has the meaning set forth in Section 2.6(a)(ii).

“Estimated Merger Consideration” has the meaning set forth in Section 2.13(b).

“FAR” has the meaning set forth in Section 3.30(a).

“FIRPTA Notice” has the meaning set forth in Section 2.2(b)(ii)(j).

“Former Shareholders” means those persons who held shares of Company Common Stock immediately prior to the Effective Time.

“Fully Diluted Number” means the total number of shares of Company Common Stock held by Former Shareholders immediately prior to the Effective Time, as well as any shares of Company Common Stock that would have been issued in connection with the exercise of Company Options that instead are cancelled pursuant to Section 2.6(c)(i) (excluding shares of Company Common Stock that constitute and have never lost their status as Dissenting Shares).

“GAAP” means United States generally accepted accounting principles.

 “Government Bid” has the meaning set forth in Section 3.30(a).

“Government Contract” means any current Contract, subcontract, teaming agreement or arrangement, joint venture, or other similar arrangement of any kind, between Company, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor with respect to any contract or other arrangement listed in clauses (a) or (b) above, on the other hand.  A purchase order, delivery order, task order, work order or change order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” has the meaning set forth in Section 3.5.

“Hazardous Materials” has the meaning set forth in Section 3.20(a).

“HSR” has the meaning set forth in Section 3.5.

“In-the-Money Option Shares” has the meaning set forth in Section 2.6(c).

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Indemnity Portion” means $17,500,000.

“Independent Accounting Firm” has the meaning set forth in Section 2.13(c).

“Intellectual Property” or “IP” means all patents, copyrights, mask-work registrations, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, data bases, moral rights, domain names, manufacturing and business methods and data, specifications, drawings, algorithms, prototypes, designs, design rights, design tools, white papers, research and development data and computer software programs; all trademarks, trade names, service marks and service names; all registrations, applications, recordings, licenses and common-law rights relating thereto, all rights to sue at law or in equity for any infringement, violation, misappropriation, or other impairment thereto, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto; and all other United States, state and foreign intellectual property, and all documents, disks, records, files, and other media on which any of the foregoing is stored.

“knowledge” or “Knowledge” means, (a) with respect to any individual, that such individual will be deemed to have “knowledge” or “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter; (b) with respect to Company, the knowledge of Jodi L. Johnson, David L. Young, Everett Nelson, John R. Healy, Gail McGraw, Sandy Corbett, Randy Brooks, Anthony Iasso and John Hibbert.

“Lease” has the meaning set forth in Section 3.19(a).

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of their assets, properties or businesses.

“Lien” means any mortgage, lien, pledge, charge or other encumbrance.

“Material Contract” has the meaning set forth in Section 3.15(c).

“Material Government Contract” has the meaning set forth in Section 3.30.

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” has the meaning set forth in Section 2.6(a)(i).

“Merger Consideration Statement” has the meaning set forth in Section 2.13(b).

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Net Working Capital” means the sum of the current assets of the Company less the sum of the current liabilities of the Company, each determined in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the Company’s past practices. For purposes of calculating Net Working Capital: (A) the Company’s current assets shall (1) exclude all Company Cash and (2) exclude any “deemed Tax benefit” or similar Tax “asset” associated with the compensation deductions that will be taken by the Company in connection with (a) the payment for and cancellation of the Company Options as described in Section 2.6(c), (b) the satisfaction of the Change in Control Bonus Agreements in accordance with Section 7.2(k), and (c) the satisfaction of the Change in Control Agreements in accordance with Section 6.4(d), but shall include a Tax “asset” or a reduction in income Tax liabilities associated with the compensation deduction that will be taken by the Company in connection with the payment of the fiscal year 2008 performance bonuses described at Section 3.22 of the Company Disclosure Schedule (the “2008 Performance Bonuses”), and (B) the Company’s current liabilities shall (1) include all liabilities for Taxes, that have accrued as of the Closing Date, whether or not such liabilities for Taxes would be then due and payable (including any liabilities arising from the employer portion of payroll-related Taxes associated with the payment of the 2008 Performance Bonuses, including without limitation the employer portion of Medicare Tax, Social Security Tax, and federal or state unemployment Tax in connection therewith, but not including any liabilities arising from the employer portion of payroll-related Taxes associated with the payments described in clauses (A)(2)(a) through (c) above, including without limitation the employer portion of Medicare Tax, Social Security Tax, and federal or state unemployment Tax in connection therewith), (2) not be reduced to account for reduced Tax liabilities resulting from the compensation deductions that will be taken by the Company in connection with the payments described in clauses (A)(2)(a) through (c) above, and shall not be increased to account for the recognition of any current liabilities arising from the payments to be made as described in clause (A)(2)(c) above, (3) include an accrual for a liability in the amount of $52,500 relating to the audit by AWR referred to at Section 6.10(a), (4) include an accrual for a liability in the amount of $250,000 relating to the matters described at Schedule 9.2(b)(ix)(4), (5) exclude all Company Debt and (6) exclude all Specified Transaction Expenses. A sample Net Working Capital calculation based on the Company’s March 31, 2008 Balance Sheet is attached hereto as Exhibit I.

“Net Working Capital Portion” means $1,420,000.

“Non-Competition Agreement” has the meaning set forth in Section 2.2(b)(ii)(e).

“Notice to Option Holders” has the meaning set forth in Section 2.6(c)(i).

“Option Cancellation Certificate” has the meaning set forth in Section 2.6(c)(i).

“Option Spread” means the aggregate of the exercise price per share of the In-the-Money Option Shares cancelled pursuant to Section 2.6.

“Owned Intellectual Property” means all Intellectual Property owned by the Company.

“Parent” has the meaning set forth in the introductory paragraph.

“Parent Closing Certificate” has the meaning set forth in Section 7.3(c).

“Parent Employee Plans” has the meaning set forth in Section 6.4(b).

“Parent Indemnified Persons” has the meaning set forth in Section 9.2(b).

“Parent Material Adverse Effect” has the meaning set forth in Section 4.3(b).

“Parent Confidential Information” has the meaning set forth in Section 6.12.

“Percentage Interest” means, with respect to each Former Shareholder, the ratio of the number of shares of Common Stock owned by such Former Shareholder immediately prior to Effective Time to the total number of shares of Common Stock owned by all Former Shareholders immediately prior to the Effective Time (excluding shares of Company Common Stock that constitute and have never lost their status as Dissenting Shares).

“Permits” has the meaning set forth in Section 3.6.

“Permitted Encumbrances” has the meaning set forth in Section 3.18.

“Person” means any individual or entity.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“RCRA” has the meaning set forth in Section 3.20(a)(i).

“Release Agreement” has the meaning set forth in Section 2.2(b)(ii)(f).

“Representation Termination Date” has the meaning set forth in Section 9.2(a).

“Representatives” means, with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“SEC” means the Securities and Exchange Commission.

“Shareholders’ Agent” has the meaning set forth in Section 9.3(a).

“Shareholders’ Agent Expense Portion” means $250,000.

“Shareholder Approval” has the meaning set forth in Section 3.4.

“Significant Shareholders” has the meaning set forth in the introductory paragraph.

“Significant Shareholder Percentage Interest” means, with respect to each Significant Shareholder, the ratio of the number of shares of Common Stock owned by such Significant Shareholder immediately prior to Effective Time to the total number of shares of Common Stock owned by all Significant Shareholders immediately prior to the Effective Time.

“Specified Transaction Expenses” means the following expenses, to the extent incurred by Company or its shareholders (but only to the extent the Company has expressly agreed to cover such shareholder’s expenses) at or prior to the Closing in connection with the transactions contemplated hereby:  expenses payable by the Company or its shareholders (but only to the extent the Company has expressly agreed to cover such shareholder’s expenses) to its outside professional legal, financial and accounting advisors for services performed by them with respect to the Merger and the negotiation of this Agreement (including any expenses payable by Company to such advisors for tax planning for its executives or shareholders, as applicable).

“Subsidiary” means, with respect to any Person, an entity in which at least 50% of the outstanding equity or financial interests are owned directly, indirectly or beneficially by such Person.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, and any schedule, exhibit, attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.2(d).

“Third Party Intellectual Property” means all Intellectual Property owned or licensed by a party other than the Company which the Company is using.

“Virginia Act” means the Virginia Stock Corporation Act, as amended.

“2008 Performance Bonuses” has the meaning set forth in the defined term “Net Working Capital.”

2.                                       The Merger.

2.1                                 The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the relevant provisions of the Virginia Act.  The separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”), governed by the laws of the Commonwealth of Virginia as a wholly-owned subsidiary of Parent.

2.2                                 Closing and Closing Deliverables.

(a)                                  Closing.  The consummation of the Merger (the “Closing”) shall take place as soon as practicable, but no later than two Business Days after the satisfaction or waiver of the last of the conditions set forth in Section 7 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time as the parties hereto agree (the actual date on which the Closing takes place being the “Closing Date”).  The Closing shall take place at the offices of Cooley Godward Kronish LLP, 11951 Freedom Drive, Reston, VA 20190, or at such other location as the parties hereto agree.  On the Closing Date, the parties shall cause the Merger to be consummated by filing Articles of Merger in the form of Exhibit B (the “Articles of Merger”) with the State Corporation Commission of the Commonwealth of Virginia in accordance with the relevant provisions of the Virginia Act.

(b)                                 Closing Deliverables.

(i)                                     Parent Deliverables. Parent shall deliver, at or prior to the Closing (subject to the timing set forth in Section 2.7), each of the following:

a)                                      the Escrow Fund to the Escrow Agent as set forth in Section 2.11;

b)                                     to the Company with respect to each holder of a Company Option that has tendered an Option Cancellation Certificate in accordance with the provisions of Section 2.6(c), by wire transfer of immediately available funds, the aggregate gross amount of Merger Consideration payable in connection with the Closing to all such holders in respect of such Company Options in accordance with the terms thereof and Section 2.6(c), for further payment by the Company to such holders, less applicable withholdings;

c)                                      the Specified Transaction Expenses, by wire transfer of immediately available funds, to each of the payees set forth in the Closing expense certificate prepared by the Company (the “Closing Expense Certificate”), and the Company Debt, by wire transfer of immediately available funds, to each of the payees set forth in the Company Debt certificate prepared by the Company (the “Closing Debt Certificate”);

d)                                     to the Company with respect to the “Change in Control Bonus Agreements” described at Section 3.17 of the Company Disclosure Schedule, by wire transfer of immediately available funds, the aggregate gross amount payable with respect to the satisfaction thereof, for further payment by the Company to the counterparties thereto, less applicable withholdings;

e)                                      the Merger Consideration remaining after giving effect to the foregoing payments described in Subsections 2.2(b)(i)(b), (c) and (d) above, to each holder of Company Stock who has tendered a Certificate(s) and letter of transmittal in accordance with the provisions of Section 2.7; provided, that the amount of the Escrow Fund shall be netted out of the Merger Consideration payable to the Significant Shareholders at Closing in accordance with their respective Significant Shareholder Percentage Interests;

f)                                        (i) the Parent Closing Certificate referenced in Section 7.3(c), dated as of the Closing Date and executed on behalf of the Parent by an officer of the Parent, (ii) a certificate of the corporate secretary or assistant secretary of Parent attaching a good standing certificate for Parent in the jurisdiction of its incorporation and certifying as of the Closing Date (x) a true and complete copy of the resolutions of the board of directors of Parent approving the Merger, this Agreement and the transactions contemplated by this Agreement, and that such resolutions have not been amended, modified or rescinded, and (y) incumbency matters;

g)                                     a certificate of the corporate secretary or assistant secretary of Merger Sub attaching a good standing certificate for Merger Sub in the Commonwealth of Virginia and certifying as of the Closing Date (i) a true and complete copy of the articles of incorporation of Merger Sub, (ii) a true and complete copy of the bylaws of Merger Sub, (iii) a true and complete copy of the resolutions of the board of directors of Merger Sub adopting this Agreement and approving the Merger and the transactions contemplated by this Agreement, and that such resolutions have not been amended, modified or rescinded, (iv) incumbency and (v) true and complete copy of the written consent of Parent, as the sole shareholder of Merger Sub, approving the Merger, this Agreement and the transactions contemplated by this Agreement, and that such resolutions have not been amended, modified or rescinded;

h)                                     the Escrow Agreement, dated as of the Closing Date and executed by Parent and the Escrow Agent; and

i)                                         the Articles of Merger, dated as of the Closing Date and executed by Merger Sub.

(ii)                                  Company Deliverables.  The Company shall deliver to Parent, at or prior to the Closing, each of the following:

a)                                      the Company Closing Certificate referenced in Section 7.2(c), dated as of the Closing Date and executed on behalf of the Company by an officer of the Company;

b)                                     the Escrow Agreement, dated as of the Closing Date and executed by the Shareholders’ Agent;

c)                                      an Employee Confidentiality, Non-Competition and Non-Solicitation Agreement in the form attached as Exhibit C (the “Employee Agreement”), executed by Jodi L. Johnson, David L. Young, Everett Nelson and John R. Healy;

d)                                     the “Change in Control Retention Bonus Agreements” described at Section 3.17 of the Company Disclosure Schedule, amended (and renamed) in the form attached as Exhibit D and in accordance with Schedule 2.2(b)(ii)(d) (such agreements, as so amended and renamed, the “Change in Control Agreements”);

e)                                      a Non-Competition Agreement in the form attached as Exhibit E (the “Non-Competition Agreement”), executed by Jodi L. Johnson, David L. Young, Everett Nelson and John R. Healy;

f)                                        a Release Agreement, in the form attached as Exhibit F (the “Release Agreement”), executed by each of the Significant Shareholders;

g)                                     an opinion from corporate counsel to the Company in the form attached as Exhibit G;

h)                                     evidence satisfactory to Parent of the resignation of each of the directors and each of the officers of the Company in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company, effective no later than immediately prior to the Effective Time;

i)                                         the Consideration Spreadsheet;

j)                                         a FIRPTA Notification Letter, in the form attached as Exhibit H, dated as of the Closing Date and executed by the Company (the “FIRPTA Notice”);

k)                                      the consents, approvals, orders, authorizations, registrations, declarations and filings listed or described on Schedule 2.2(b)(ii)(k) with respect to Contracts to which the Company is a party or by which the Company is bound;

l)                                         the Articles of Merger, dated as of the Closing Date and executed by the Company;

m)                                   Option Cancellation Certificates with respect to each Company Option not exercised prior to the Closing Date, executed by the applicable holder of such Company Option, and Certificates and executed letters of transmittal with respect to each share of Company Common Stock outstanding immediately prior to the Effective Time, in each case in form and substance reasonably satisfactory to Parent;

n)                                     a certificate of the corporate secretary or assistant secretary of Company attaching a good standing certificate for Company in the Commonwealth of Virginia and in each jurisdiction listed at Section 3.1 of the Company Disclosure Schedule, and certifying as of the Closing Date (i) a true and complete copy of the articles of incorporation of Company, (ii) a true and complete copy of the bylaws of Company, (iii) a true and complete copy of the resolutions of the board of directors of Company adopting this Agreement and approving the Merger and the transactions contemplated by this Agreement, and that such resolutions have not been amended, modified or rescinded, (iv) incumbency and (v) true and complete copy of the resolutions of the Company’s shareholders evidencing the Shareholder Approval and the termination of any shareholders’ or similar agreements, and that such resolutions have not been amended, modified or rescinded;

o)                                     the agreements of each secured creditor to release all of its Liens upon assets of the Company and to permit the filing of appropriate UCC termination statements, if necessary, by Company or its Representatives upon such creditor’s receipt of its portion of such payments;

p)                                     the stock book, stock ledger, minute books, corporate seal and all other corporate books and records of Company; and

q)                                     any other deliveries described in Section 7.2.

2.3                                 Effective Time and Effect of the Merger.  The Merger and the other transactions contemplated by this Agreement will become effective (the “Effective Time”) upon the issuance of a certificate of merger by the State Corporation Commission of the Commonwealth of Virginia.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, and the Articles of Merger shall be filed pursuant to Section 2.2 and the applicable provisions of the Virginia Act.

2.4                                 Articles of Incorporation; Bylaws.  Unless otherwise agreed to by Parent and Company prior to the Closing, at the Effective Time:

(a)                                  The articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be those of the Surviving Corporation until thereafter changed or amended as provided therein or by the Virginia Act; provided, however, that Article FIRST of the articles of incorporation of the Surviving Corporation shall read as follows:  “The name of the corporation is Oberon Associates, Inc. (the ‘Corporation’),” and Articles FOURTH and FIFTH shall be deleted in their entirety; and

(b)                                 The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

2.5                                 Directors and Officers.  At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6                                 Merger Consideration; Effect on Capital Stock; Treatment of Company Options.

(a)                                  Merger Consideration.

(i)                                     The “Merger Consideration” shall consist of (1) $170,349,000, plus (2) the Adjustment Amount, plus (3) the Company Cash, minus (4) the sum of: (A) the Company Debt, (B) the Specified Transaction Expenses and (C) the aggregate amount of Company payments to be made under the Change in Control Bonus Agreements described in Section 2.2(b)(i)(d);

(ii)                                  The “Escrow Fund” shall consist of (i) the Indemnity Portion, (ii) the Net Working Capital Portion, and (iii) the Shareholders’ Agent Expense Portion which shall all be withheld from the Merger Consideration payable to the Significant Shareholders (in accordance with their respective Significant Shareholder Percentage Interests) and deposited with SunTrust Bank, a Georgia banking corporation (the “Escrow Agent”).  The Escrow Fund shall be held and distributed as provided in the Escrow Agreement and as described herein.

(b)                                 Effect on Company Capital Stock.   At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, Company, the shareholders of the Company or the Shareholders’ Agent, each share of Company Common Stock issued and outstanding immediately prior to the Closing, other than any Dissenting Shares, will be converted automatically into the right to receive an amount in cash equal to the Common Stock Per Share Amount.  The amount of cash each holder of Company Common Stock is entitled to receive for the shares of Company Common Stock held by such holder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such holder.

(c)                                  Treatment of Company Options.

(i)                                     Prior to the Closing, the Company’s Board of Directors (the “Company Board”) shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each unexpired and unexercised Company stock option (a “Company Option”) may be exercised or cancelled in accordance with this Section 2.6(c).  After such resolutions have been adopted by the Company Board, prior to the Closing, the Company shall provide a notice to the holders of Company Options apprising them of the opportunity to exercise or cancel their options (the “Notice to Option Holders”).  Any holder of Company Options that exercises such Company Options prior to the Closing, will receive shares of Company Common Stock in accordance with the terms of such Company Option and such holder’s shares of Company Common Stock will be converted at the Effective Time pursuant to the provisions of Section 2.6(b) along with the other holders of Company Common Stock.  To the extent that any holder elects to cancel any Company Option, such holder shall indicate such election pursuant to a certificate attached to the Notice to Option Holders (an “Option Cancellation Certificate”) delivered to the Company prior to the Effective Time (which will be forwarded by the Company to Parent), and such Company Option shall be cancelled effective as of immediately prior to the Effective Time, and, in exchange therefor, each former holder of any such cancelled Company Option that has vested as of immediately prior to the Closing shall be paid by Parent at Closing, in consideration of the cancellation of such Company Option and in settlement therefor, an amount in cash (without interest and subject to any applicable withholding or other Taxes required by applicable Legal Requirements to be withheld or otherwise paid by the Company, including any fringe benefit tax) equal to the product of (A) the total number of shares of vested Company Options with an exercise price that is less than the Common Stock Per Share Amount (such shares the “In-the-Money Option Shares”) previously subject to such Company Option and (B) the excess, if any, of the Common Stock Per Share Amount (calculated using Estimated Merger Consideration and not Merger Consideration, and without giving effect to the deposit of the Escrow Fund as described in Section 2.11) less the exercise price per share of Company Common Stock previously subject to such Company Option.

(ii)                                  Except as provided herein or as otherwise agreed by Parent and the Company, each Company Option, and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of Company Common Stock shall be terminated by the Company as of the Effective Time.

2.7                                 Surrender of Certificates.

(a)                                  No Further Rights as Company Stockholders.  At the Effective Time, all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (a “Certificate”) shall have any rights as a shareholder of Company.

(b)                                 Exchange Procedures.  Upon surrender of a Certificate for cancellation to Parent, together with a letter of transmittal in form reasonably acceptable to Parent and Company, duly completed and validly executed in accordance with the instructions thereto, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount as provided in Section 2.6(b) with respect to such Certificate and (ii) the Certificate so surrendered shall forthwith be canceled.  Parent shall, no later than two Business Days after receipt of each properly surrendered Certificate, cause the payment described in the preceding sentence to be made to the holder of such Certificate by wire transfer of immediately available funds to the account designated by such holder in the letter of transmittal delivered with such Certificate.  Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Company Common Stock (other than Dissenting Shares) will be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.6(b).  If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent, it shall be cancelled and exchanged as provided in this Section 2.7.

(c)                                  Transfers of Ownership.  At the Effective Time, the stock transfer books of Company shall be closed, and there shall thereafter be no further registration of transfers of shares of Company Common Stock outstanding immediately prior to the Effective Time on the records of Company.

(d)                                 No Liability.  Notwithstanding anything to the contrary in this Section 2.7, neither Parent nor the Surviving Corporation or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property law, escheat law or similar law.

2.8                                 Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, Parent shall pay to the record holder of such Certificate the consideration into which the shares of Company Common Stock formerly represented by such Certificate have been converted pursuant to Section 2.6(b), upon the making of an affidavit of that fact by such record holder and the agreement by such record holder to indemnify the Surviving Corporation in respect of any losses the Surviving Corporation incurs with respect to such lost, stolen or destroyed Certificate.

2.9                                 Dissenting Shares.

(a)                                  Generally.  Notwithstanding any provision of this Agreement to the contrary, any shares of Company Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the Virginia Act (a “Dissenting Shareholder”), and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”) shall not be converted into or represent a right to receive any cash consideration pursuant to this Section 2, but the holder thereof shall only be entitled to such rights as are granted by the Virginia Act.

(b)                                 Withdrawal or Loss of Right.  Notwithstanding the provisions of Section 2.9(a), if any holder of shares of Company Stock who demands appraisal of such shares under the Virginia Act shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s Dissenting Shares shall automatically be converted into and represent only the right to receive the amount of cash which its holder would have been entitled to receive pursuant to this Section 2 had it not demanded appraisal rights under the Virginia Act, without interest thereon, upon surrender to the Company of the certificate representing such shares in accordance with Section 2.7.

2.10                           Treatment of Merger Sub Capital Stock.  Each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

2.11                           Escrow Fund.  Prior to each share of Company Common Stock outstanding as of the Effective Time that is held by a Significant Shareholder being converted or cancelled in exchange for the right to receive the amounts set forth in Section 2.6, the Escrow Fund shall be withheld from the Merger Consideration payable to such Significant Shareholders (in accordance with their respective Significant Shareholder Percentage Interests) and deposited with the Escrow Agent. The Indemnity Portion of the Escrow Fund shall be held for the purpose of securing the indemnification obligations of the Significant Shareholders set forth in this Agreement.  The Net Working Capital Portion of the Escrow Fund shall be held for the purpose of securing any amounts owed to Parent as a result of any decrease to the Merger Consideration after the Effective Time pursuant to Section 2.13 below being less than the estimated Net Working Capital amount pursuant to Section 2.13(a) below. The Shareholders’ Agent Expense Portion of the Escrow Fund shall be held for the purpose of funding any expenses of the Shareholders’ Agent arising in connection with the administration of the Shareholders’ Agent’s duties herein after the Effective Time.  The Escrow Agreement shall provide for (i) the release, subject to a reserve for pending claims, of the Indemnity Portion of the Escrow Fund remaining in the escrow account (in accordance with the Significant Shareholder Percentage Interests for any amounts payable to the Shareholders’ Agent, for further distribution to the Significant Shareholders) within five (5) Business Days after the twelve (12) month anniversary of the Closing Date; (ii) the release of Net Working Capital Portion of the Escrow Fund in accordance with the terms of Section 2.13 below, and (iii) the release of the Shareholders’ Agent Expense Portion of the Escrow Fund upon receipt of written notice from the Shareholders’ Agent on or after the expiration of the five (5) Business Day period after the twelve (12) month anniversary of the Closing Date.  Following distribution of the Net Working Capital Portion of the Escrow Fund, payment of the last balance remaining in the Indemnity Portion of the Escrow Fund, and after payment of any Shareholders’ Agent Expenses from the Shareholders’ Agent Expense Portion of the Escrow Fund, Parent and the Shareholders’ Agent shall direct the Escrow Agent to pay to the Shareholders’ Agent, for further distribution to the Significant Shareholders in accordance with their Significant Shareholder Percentage Interest, an aggregate amount that is equal to any remaining balance of the Escrow Fund.

2.12                           Specified Transaction Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Specified Transaction Expenses) shall be paid by the party incurring such expense.  Without limiting the generality of the foregoing, all Specified Transaction Expenses unpaid by the Company by the Closing Date shall be borne by the Former Shareholders in accordance with their Percentage Interest, via a reduction of the Merger Consideration pursuant to the terms hereof.

2.13                           Net Working Capital Adjustment.

(a)                                  The Company shall deliver to the Parent the Company’s good-faith estimate of the following no later than six (6) calendar days prior to the Closing Date:  (i) an estimated balance sheet of the Company as of the close of business on the Closing Date, (ii) an estimate of the Net Working Capital as of the close of business on the Closing Date, (iii) an estimate of the Adjustment Amount, Specified Transaction Expenses, Company Cash and Company Debt, and (iv) a statement setting forth an estimate of the resulting Merger

Consideration.  The components above shall be determined in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the Company’s past practices.. Such estimate shall be based on the Company’s books and records and other information then available.

(b)                                 The Merger Consideration paid on the Closing Date (the “Estimated Merger Consideration”) shall be based on the Closing Date estimates described above.  The parties acknowledge and agree that the exact amount of the Merger Consideration will not be known as of the Closing Date and that the Estimated Merger Consideration paid on the Closing Date is an estimate of the Merger Consideration which may need to be adjusted subsequent to the Closing Date on the basis set forth herein.  Accordingly, as soon as practicable following the Closing Date, but in no event later than sixty (60) days after the Closing Date, the Parent shall prepare and deliver to the Shareholders’ Agent (i) a balance sheet of the Company as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), (ii) a determination of the Net Working Capital as of the close of business on the Closing Date, (iii) the Adjustment Amount, Specified Transaction Expenses, Company Cash and Company Debt, and (iv) a statement setting forth the determination of the resulting Merger Consideration (the “Merger Consideration Statement”).  The components above shall be determined in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the Company’s past practices.

(c)                                  The Shareholders’ Agent and the Representatives of the Shareholders’ Agent shall have the right to review all records, work papers and calculations related to the Closing Date Balance Sheet, Net Working Capital determination (as of the Closing Date), Adjustment Amount, Specified Transaction Expenses, Company Cash, Company Debt and the Merger Consideration Statement.  The Shareholders’ Agent shall have thirty (30) days after delivery of the Merger Consideration Statement in which to notify the Parent in writing (such notice, a “Merger Consideration Dispute Notice”) of any discrepancy in, or disagreement with, the items reflected on the Merger Consideration Statement (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and upon agreement by the Parent regarding the adjustment requested by the Shareholders’ Agent, an appropriate adjustment shall be made thereto.  If the Shareholders’ Agent does not deliver a Merger Consideration Dispute Notice to the Parent during such thirty (30) day period, or agrees in writing with the Merger Consideration Statement, the Merger Consideration Statement shall be deemed to be accepted in the form presented to the Shareholders’ Agent.  If the Parent and the Shareholders’ Agent do not agree, within thirty (30) days after timely delivery of the Merger Consideration Dispute Notice, to resolve any discrepancy or disagreement therein, the discrepancy or disagreement shall be submitted for review and final determination by an accounting firm of national reputation that is independent of the parties and mutually acceptable to the Shareholders’ Agent and Parent (the “Independent Accounting Firm”).  The review of the Independent Accounting Firm shall be limited to the discrepancies and disagreements set forth in the Merger Consideration Dispute Notice, and the resolution of such discrepancies and disagreements and the determination of the Merger Consideration by the Independent Accounting Firm shall be (i) in writing, (ii) made in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the Company’s past practices, (iii) with respect to any specific discrepancy or disagreement, no greater than the higher amount calculated by the Parent or the Shareholders’ Agent, as the case may be, and no lower than the lower amount calculated by the Parent or the Shareholders’ Agent as the case may be, (iv) made as promptly as practical after the submission of such discrepancies and disagreements to the Independent Accounting Firm (but in no event later than thirty (30) days after the date of submission), and (v) final and binding upon, and non-appealable by, the parties hereto and their respective successors and assigns for all purposes hereof, and not subject to collateral attack for any reason absent manifest error or fraud.  All expenses and fees of the Independent Accounting Firm shall be borne one-half (1/2) by the Parent, on the one hand, and one-half (1/2) by the Significant Shareholders (from the Shareholders’ Agent Expense Portion of the Escrow Fund, in accordance with their Significant Shareholder Percentage Interest), on the other hand; provided, however, that if the Independent Accounting Firm determines that the final amount owed by the Parent pursuant to Section 2.13(d) below is greater than 110% of the previously disputed amount that was proposed by the Parent, the Parent shall bear 100% of the expenses and fees of the Independent Accounting Firm, and if the Independent Accounting Firm determines that the final amount owed to the Parent pursuant to Section 2.13(d) below is less than 90% of the previously disputed amount that was proposed by the Shareholders’ Agent, the Significant Shareholders (from the Shareholders’ Agent Expense Portion of the Escrow Fund, in accordance with their Significant Shareholder Percentage Interest) shall bear 100% of the expenses and fees of the Independent Accounting Firm.

(d)                                 If the Merger Consideration as finally determined pursuant to Section 2.13(c) exceeds the Estimated Merger Consideration, the Parent shall pay to the Shareholders’ Agent, for further distribution to the Former Shareholders, the amount of such excess in proportion to their respective Percentage Interests by wire transfer of immediately available funds.  If the Merger Consideration as finally determined pursuant to Section 2.13(c) is less than the Estimated Merger Consideration, the Significant Shareholders shall be obligated to the Parent for the amount of such deficit in proportion to their respective Significant Shareholders Percentage Interests, and the Shareholders’ Agent and the Parent shall instruct the Escrow Agent to pay the amount of such excess to the Parent out of the Net Working Capital Portion of the Escrow Fund (in accordance with their Significant Shareholder Percentage Interest).  The Significant Shareholders shall pay Parent any remaining amount of such deficit and the Shareholders’ Agent and the Parent shall instruct the Escrow Agent to pay the amount of such deficit out of the Indemnity Portion of the Escrow Fund (in accordance with their Significant Shareholder Percentage Interest).

2.14                           Transfer Taxes.  All transfer, documentary, registration and other such Taxes (including, without limitation, charges for or in connection with the recording of any instrument or document as provided in this Agreement) payable in connection with the Merger and the other transactions contemplated by this Agreement shall be timely paid by Parent.

2.15                           Consideration Spreadsheet.  The Company shall prepare and deliver to Parent, no less than six (6) calendar days prior to the Closing, a spreadsheet (the “Consideration Spreadsheet”) in the form agreed to by the Company and Parent, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information, as of the Closing Date: (a) the names of all the Company Holders and their respective addresses and taxpayer identification numbers as reflected in the records of the Company; (b) the number and kind of shares of Company Common Stock held by, or subject to the Company Options held by, such

Persons; (c) the exercise price per share of each Company Option; (d) the Fully-Diluted Number, (e) the calculation of the Adjustment Amount, Company Cash, Company Debt (including an itemized list of each item of Company Debt indicating the Person to whom such expense is owed), as part of the Closing Debt Certificate, the Estimated Merger Consideration and the Common Stock Per Share Amount; (f) the amount of Specified Transaction Expenses (including an itemized list of each such Specified Transactional Expense indicating the general nature of such expense (i.e., legal, accounting, etc.) and the Person to whom such expense is owed), as part of the Closing Expense Certificate; (g) the amount of cash issuable to each Company Holder in exchange for the Company Common Stock held by such Persons; (h) the amount of cash issuable to each holder of a Company Option in exchange for the Company Options held by such Persons (including the amount of cash required to be deducted and withheld from such Persons for Taxes and the amount of Tax payable by the Company in connection with such Company Option, including any fringe benefit Tax); and (i) the Significant Shareholder Percentage Interest of the Escrow Fund applicable to each Significant Shareholder.  Unless otherwise provided herein, all payments from Parent to or for the benefit of the Former Shareholders shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the Former Shareholders or the Shareholders’ Agent in accordance with each Former Shareholder’s Percentage Interest, and all payments from Parent to or for the benefit of the holders of Company Option shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the holders of Company Options or the Shareholders’ Agent.

2.16                           Taking of Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, Parent and the Surviving Corporation are fully authorized in their respective names and in the names of Company and Merger Sub to take, and will take, all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.

3.                                       Representations and Warranties of Company.  Company represents and warrants to Parent that, except as disclosed in a disclosure schedule of even date herewith delivered by Company to Parent (the “Company Disclosure Schedule”):

3.1                                 Organization, Standing and Power.  Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.   Company has the corporate power to own its properties and to carry on its business as now being conducted (the “Current Company Business”).  Set forth on Section 3.1 of the Company Disclosure Schedule is a list each jurisdiction where Company is duly qualified to do business, and is in good standing (if such concept is applicable in the relevant jurisdiction), and Company is duly qualified to do business, and is in good standing (if such concept is applicable in the relevant jurisdiction), in each jurisdiction where the operation of the Current Company Business by Company requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect.  Company has delivered, or made available for review, to Parent or its advisors true and correct copies of its articles of incorporation and bylaws as in effect as of the date of this Agreement.

Company is not in material violation of any of the provisions of its articles of incorporation or bylaws.  Company has delivered to Parent or its Representatives (or made available for review by Parent or its Representatives) true and complete copies of its stock ledger and minute book.  There is no pending or, to the knowledge of Company, threatened, action for the dissolution, liquidation or insolvency of Company.  For purposes of this Agreement, a document, instrument or other writing is deemed to have been “made available” to Parent or its Representatives if it has been posted to the “Intralinks” electronic data site to which Parent and its Representatives have been granted access.

3.2                                 No Subsidiaries.  As of the date of this Agreement, (i) Company has no Subsidiaries and (ii) except as set forth on Section 3.2 of the Company Disclosure Schedule, Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.3                                 Power and Authority.  Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery by Company of this Agreement and the consummation by Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of the Merger, to the receipt of the Shareholder Approval.  This Agreement has been duly executed and delivered by Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.4                                 Authorization.

(a)                                  Shareholder Approval.  The shareholder vote necessary to approve and effect the Merger, this Agreement and the other transactions contemplated hereby (the “Shareholder Approval”) is the affirmative vote from the holders of either (i) more than two-thirds of the shares of Company Common Stock, voting together as a single class, that are outstanding on the record date chosen for purposes of determining the shareholders of Company entitled to vote on the approval of this Agreement or (ii) all of the shares of Company Common Stock, voting together as a single class, that are outstanding on the record date chosen for purposes of determining the shareholders of Company entitled to vote on the approval of this Agreement, to the extent action is taken by written consent in accordance with Section 13.1-657 of the Virginia Act.  Company has not attempted to have its shareholders vote or otherwise execute or deliver a written consent under Section 13.1-657 of the Virginia Act for the adoption of this Agreement prior to both the approval of this Agreement and the declaration of its advisability by Company Board and the execution and delivery of this Agreement.

(b)                                 Board Approval.  The Company Board, at a meeting duly called and held at which all directors of Company were present, duly and unanimously: (i) adopted resolutions adopting, approving, declaring advisable and recommending the approval by the shareholders of this Agreement and the execution and delivery thereof and the consummation of the Merger and the transactions consummated hereby and (ii) determined that the Merger Consideration paid hereunder to the Company Holders and the other terms of this Agreement are in the best interests of Company and the shareholders of Company.

3.5                                 Noncontravention.  The execution and delivery of this Agreement by Company does not constitute, and the consummation by Company of the transactions contemplated hereby will not result in, a termination, or breach or violation by Company of, or a default by Company under (with or without notice or lapse of time, or both), (a) any provision of the articles of incorporation or bylaws of Company, as amended, (b) except for those Contracts to which the Company is a party or by which the Company is bound and set forth at Section 3.5(b) of the Company Disclosure Schedule, any other Contract to which the Company is a party or by which the Company is bound, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its properties or assets.  No consent, approval, order, notice to or authorization of, or registration, declaration or filing with, any federal, state, foreign, local, municipal or other court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Authority”) is required to be obtained or made by Company as a result of executing this Agreement or consummating the Merger and the other transactions contemplated by this Agreement, except for: (i) those items set forth at Schedule 3.5(b) of the Company Disclosure Schedule, (ii) the filing of the Articles of Merger as provided in Section 2.2; and (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), and foreign antitrust laws.  No consent, approval, order, notice to or authorization of, or registration, declaration or filing with, any Person with which Company has entered into a Contract is required to be obtained or made by Company as a result of executing this Agreement or consummating the Merger and the other transactions contemplated by this Agreement, except for those consents, approvals, orders, authorizations, registrations, declarations and filings set forth at Schedule 3.5(b) of the Company Disclosure Schedule.

3.6                                 Governmental Authorizations.  Company has obtained each federal, state, county, local or foreign Governmental Authority consent, license, permit, grant or other authorization (“Permits”) that is required for the operation by Company of the Current Company Business, except for any such consents, licenses, permits, grants or authorizations that if not obtained would not be reasonably expected to have a Company Material Adverse Effect, and all of such Permits obtained by the Company are in full force and effect.

3.7                                 Financial Statements.  Company has delivered to Parent or its Representatives (or made available for review by Parent or its Representatives) (a) the audited balance sheets, statements of operations, statements of stockholders equity and statements of cash flows of Company as of and for the fiscal years ended June 30, 2007, June 30 2006 and June 30, 2005, and (b)(i) the unaudited balance sheet of Company as of March 31, 2008 (the “Company Balance Sheet”) and (ii) the unaudited statements of operations and cash flows of Company for the nine-month period ended March 31, 2008, in the case of (a) above together with the notes to such financial statements (collectively, the “Company Financial Statements”).  Company Financial Statements (i) are consistent with the books and records of Company; (ii)

have been prepared in accordance with GAAP (except as disclosed in the notes thereto and except that the unaudited Company Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods covered; and (iii) fairly present, in all material respects and in accordance with GAAP, the financial condition, results of operations, stockholders’ equity and cash flows of Company as of the dates indicated therein, subject to normal year end audit adjustments and the absence of footnotes in the case of the unaudited Company Financial Statements.

3.8                                 Capitalization and Stockholder Information.

(a)                                  Capitalization.  The authorized capital stock of Company consists of one hundred thousand (100,000) shares of Company Common Stock, all of which shares are designated as Company Common Stock.  As of the date of this Agreement, there were issued and outstanding 69,964 shares of Company Common Stock.   All outstanding shares of Company Common Stock (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) to the knowledge of Company, are free of any Liens, and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the articles of incorporation or bylaws of Company or any agreement to which Company is a party or by which it is bound.  As of the date of this Agreement, there are 147 shares of Company Common Stock that are subject to outstanding Company Options.  Company has delivered to Parent or its advisors (or made available for review by Parent or its advisors) true and complete copies of all stock option agreements evidencing Company Options and a list of all holders of Company Options which includes the names of such holders, the number of shares of Company Common Stock subject to each Company Option, the outstanding portion of such Company Option, the exercise price, the type of Company Option (incentive or nonqualified) and the date of issuance.  Except as set forth above and in Section 3.8(a) of the Company Disclosure Schedule and for the rights created pursuant to this Agreement and the Company Options and other rights disclosed in the preceding sentences, there are no options, warrants, calls, rights, commitments or agreements that are outstanding to which Company is a party or by which it is bound, obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Common Stock or obligating Company to grant, or enter into any option, warrant, call, right, commitment or agreement regarding shares of Company Common Stock.  Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, there are no other contracts, commitments or agreements relating to the voting, purchase or sale of Company’s capital stock (x) between or among Company and any of its shareholders; and (y) to Company’s knowledge, between or among any of Company’s shareholders.

(b)                                 Shares and Shareholder Information.  Section 3.8(b) of the Company Disclosure Schedule sets forth, as of the date hereof: (i) the number of shares of Company Common Stock that each current shareholder of Company holds of record; and (ii) to the knowledge of Company, the address and state of residence of such shareholder.

3.9                                 Absence of Certain Changes.  Between March 31, 2008 (the “Company Balance Sheet Date”) and the date of this Agreement, Company has conducted its business in the ordinary course consistent with past practice.  Without limitation of the foregoing, since the Company Balance Sheet Date (i) there has not occurred any event that has had a Company

Material Adverse Effect and (ii) except as set forth on Section 3.9 of the Company Disclosure Schedule, the Company has not:

(a)                                  Charter Documents.  Amended its articles of incorporation or bylaws;

(b)                                 Capitalization Matters.  Issued or sold any shares of its capital stock, effected any stock split or otherwise changed its capitalization, or issued, granted, or sold any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock, other than the issuance of shares of Common Stock pursuant to the conversion, exercise or exchange of securities therefore outstanding as of the Company Balance Sheet Date in accordance with their terms;

(c)                                  Intellectual Property Rights.  Entered into or amended any agreements pursuant to which Company (i) transferred or licensed to any Person any material Company IP outside the ordinary course of business consistent with past practice, or (ii) otherwise granted to any Person ownership or exclusive or sole rights in any material Company IP, or (iii) granted to any person any royalty or other similar fees based on use of any Intellectual Property by a third party;

(d)                                 Dispositions.  Sold, leased or licensed to any Person, or permitted the imposition of any encumbrance (other than Permitted Encumbrances) on, any of its properties or assets that are material, individually or in the aggregate, to the Company;

(e)                                  Agreements.  Entered into any Material Contract (other than Customer Contracts), or terminated (prior to its express expiration date) or amended any Material Contract;

(f)                                    Insurance.  Materially reduced the amount of any insurance coverage provided by existing insurance policies other than upon the expiration of any such policy;

(g)                                 Waiver.  Knowingly waived any material right under any Material Contract;

(h)                                 Acquisitions.  Acquired or agreed to acquire by merging with, or by purchasing any of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquired or agreed to acquire any assets that are material individually or in the aggregate, to Company’s business, taken as a whole;

(i)                                     Taxes.  Made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any closing agreement with any Governmental Authority, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case when such election, change, settlement or consent is reasonably expected to have the effect of materially increasing the Tax liability of the Company for any period ending after the Closing Date

(j)                                     Employees.  Established or, except as required by applicable Legal Requirements, amended, any Company Employee Plan, granted any incentive pay, bonuses or raises except in the ordinary course of business consistent with past practice; or

(k)                                  Other.  Agreed to take any of the actions described in Sections 3.1(a) through 3.1(j).

3.10                           Absence of Undisclosed Liabilities.  Company has no obligations or liabilities of any nature (matured or unmatured, fixed or contingent) of the type required to be reflected in or on the Company Financial Statements other than: (a) those set forth or adequately provided for in the Company Balance Sheet; (b) those described in Section 3.10 to the Company Disclosure Schedule; and (c) liabilities under this Agreement.

3.11                           Litigation.

(a)                                  There is no private or governmental action, claim, suit, proceeding, arbitration or, to the knowledge of Company, investigation, pending before any Governmental Authority (or, to the knowledge of Company, being threatened in writing or otherwise overtly threatened) against Company or, against any of its properties or any of its officers or directors (in their capacities as such).

(b)                                 Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, there is no judgment, decree or order against Company or against any of its directors or officers (in their capacities as such).

3.12                           Restrictions on Business Activities.  Except as set forth on Section 3.12 of the Company Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon Company that has, or would reasonably be expected to have, the effect of prohibiting or materially impairing (i) the conduct of the Current Company Business by Company, or (ii) the ability of Company to transact business in any market, field or geographical area or with any Person.

3.13                           Intellectual Property.

(a)                                  Section 3.13(a) of the Company Disclosure Schedule are all patents, patent applications, patent and invention disclosures available for filing, mask work and copyright applications and registrations, software, databases, material statutory copyrightable works, domain names, and trademarks (whether or not registered) and trademark applications and registrations which constitute Owned Intellectual Property.

(b)                                 Set forth in Section 3.13(b)(i) of the Company Disclosure Schedule are all agreements of the Company by which the Company grants rights in or to any Business Intellectual Property (other than agreements relating to commercially-available, off-the-shelf software), including any agreements relating to or addressing the distribution or license of, material uncapped indemnification obligations owed by Company to a third party with respect to, or royalty payments with respect to, Business Intellectual Property.  Set forth in Section 3.13(b)(ii) of the Company Disclosure Schedule are all agreements of the Company by which the Company receives rights in or to any Business Intellectual Property (other than agreements relating to commercially-available, off-the-shelf software), including any agreements relating to or addressing material uncapped indemnification obligations owed by Company to a third party with respect to, or royalty payments with respect to, Business Intellectual Property.  Section 3.13(b)(iii) lists any actions or proceedings that have occurred and/or are pending as of the date hereof before the United States Patent and Trademark Office or, to the Company’s knowledge, before any other governmental or regulatory authority, including, without limitation, any authority parallel to the United States Patent and Trademark Office elsewhere in the world, in all such cases related to any of the Company IP.

(c)                                  As set forth in Sections 3.13(a) and 3.13(b) of the Company Disclosure Schedule, all Owned Intellectual Property together with all Third Party Intellectual Property constitutes all of the Intellectual Property used in and/or necessary to conduct the Company’s Business as currently conducted by the Company, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology, and services of the Company and the infrastructure, networks, and systems necessary to conduct the same.  Except as set forth in Section 3.13(c) of the Company Disclosure Schedule:

(i)                                     the Company owns all right, title and interest in and to all of the Owned Intellectual Property (other than the co-owned Intellectual Property described in Section 3.13(b)(i) of the Company Disclosure Schedule), each item of Intellectual Property that is registered is valid and subsisting, and the Company has a valid right to use all Third Party Intellectual Property, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances) and free from any requirement of any past, present or future payments (other than maintenance and similar payments), charges or fees or conditions, rights or restrictions (except, in the case of Third Party Intellectual Property, as provided pursuant to the terms of the agreements governing such Third Party Intellectual Property) (it being understood that the foregoing shall not, in any event, be construed as a representation beyond Company’s Knowledge regarding non-infringement, absence of misuse or misappropriation, or similar claim, with respect to the Owned Intellectual Property or the Third Party Intellectual Property);

(ii)                                  to the Company’s knowledge, (A) no Owned Intellectual Property, or any product provided or any service rendered by the Company within the past six years, (B) no Third Party Intellectual Property, and (C) the operation of the Business as currently conducted by the Company, is alleged to infringe upon or infringes upon, violates, or misappropriates any Intellectual Property or other rights owned or held by any other Person or violates or breaches any term or provision of any agreement with respect to any Third Party Intellectual Property;

(iii)                               the rights of the Company in and to all Owned Intellectual Property and, to the Company’s knowledge, all Third Party Intellectual Property are valid and enforceable, and no Owned Intellectual Property and, to the Company’s Knowledge, Third Party Intellectual Property, is subject to any outstanding Encumbrance (other than Permitted

Encumbrances), judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any Governmental Authority restricting the use of such Intellectual Property, nor is there (or has there been within the past three years) any pending or, to the Company’s knowledge, threatened, legal, administrative or governmental action, suit, claim or proceeding relating to any Owned Intellectual Property or, to the Company’s knowledge, Third Party Intellectual Property (including any interference, reissue, reexamination or opposition proceeding or proceeding contesting the rights of the Company to any Business Intellectual Property or the ownership, use, enforceability or validity of any Business Intellectual Property);

(iv)                              to the Company’s knowledge, there is no infringement or misappropriation of any Business Intellectual Property by any Person;

(v)                                 the Company is not bound by any existing or contingent covenant or obligation, (i) not to sue or otherwise enforce any legal rights with respect to any Business Intellectual Property, (ii) requiring the granting of any rights or licenses to any Person with respect to any Business Intellectual Property, (iii) to pay any royalties or fees associated with any Business Intellectual Property to any Person upon or as a result of the Merger, or (iii) that restricts, or that is reasonably expected to restrict in any manner, the use, transfer, or licensing of any Business Intellectual Property; and

(vi)                              except as set forth on Section 3.13(c)(vi) of the Company Disclosure Schedule, the Company is in compliance (a) with all applicable Legal Requirements with regards to all Owned Intellectual Property, and (b) with all applicable Legal Requirements related to filing an application for registration of any Owned Intellectual Property (including, without limitation, payment of filing, examination, and maintenance fees and proofs of working or use and filing any necessary documents or certificates due as of Closing).  Section 3.13(c)(vi) of the Company Disclosure Schedule lists all actions that must be taken by the Company within ninety (90) days from the date hereof, including the payment of any application, prosecution, registration, maintenance, renewal, and annuity fees and taxes or the filing of any documents, applications, or certificates for the purposes of maintaining, perfecting, preserving, or renewing any registered Intellectual Property (or any applications therefor) of the Company.

(vii)                           Except as set forth on Section 3.13(c)(vii) of the Company Disclosure Schedule, (i) the Company has all rights necessary to the use all software, information technology, and databases, including any off-the-shelf software, utilized in the Company’s Business as currently conducted, including, without limitation, having acquired or purchased the necessary number of licenses required for all of the Company’s employees and their computers, laptops, desktops, or terminals, (ii) the Company is not in breach of any of its third party software licenses, database agreements, or information technology agreements, including for off-the-shelf software, and the other parties have not claimed breach or sent notice of termination thereof and (iii) to the Company’s knowledge, there is no reasonable basis to allege that the Company infringed upon, violated, misappropriated or is infringing upon, violating or misappropriating any third party software license, database agreement, or information technology agreement.

(d)                                 Except as set forth on Section 3.13(d)(i) of the Company Disclosure Schedule, the Company has taken all reasonable steps (including measures to protect secrecy and confidentiality and otherwise prevent the disclosure of confidential or sensitive business information) to protect the Company’s right, title and interest in and to, or its right to use (as applicable), all Business Intellectual Property.  Notwithstanding the foregoing, except as set forth on Section 3.13(d)(ii) of the Company Disclosure Schedule, all persons, including employees and contractors of the Company, who contributed to the creation or development of any Intellectual Property of the Company (a) have a legal obligation of confidentiality to the Company with respect to such information and (b) have duly executed and delivered agreements with the Company pertaining to the valid assignment, without additional consideration and on an irrevocable basis, to the Company of all right, title, and interest to all Intellectual Property, including, without limitation, all inventions, discoveries, works and ideas, whether or not patented or patentable, created, developed, conceived or reduced to practice during the course of their employment or retention by the Company or its Affiliates.

(e)                                  Except as set forth in Section 3.13 of the Company Disclosure Schedule, the Company has not released, or escrowed for the benefit of others, any Owned Intellectual Property of the Company, including, without limitation, any source code developed for the Current Company Business by the Company, and no Person other than the Company is in possession of or has rights to the Owned Intellectual Property of the Company.

(f)                                    Except as set forth in Section 3.13 of the Company Disclosure Schedule, the software included in the Business Intellectual Property does not contain any open source code, public domain software, or any other components, in each case that require reciprocity of disclosure or use (including through any form of the GNU General Public License).  No proprietary or trade secret material of the Company is embedded in any shared open source code.

(g)                                 Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, to the Company’s knowledge, the operation of the Business of the Company as currently conducted does not violate the rights of any Person (including rights to privacy or publicity) as determined by applicable Legal Requirements.

3.14                           Interested Party Transactions.  Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, the Company is not indebted to any director, officer or employee of the Company  (except for amounts due for the current period as salaries and bonuses under employment contracts or amounts due with respect to routine, current claims under employee benefit plans set forth in the Company Disclosure Schedule and amounts payable in reimbursement of ordinary expenses), and no such director, officer or employee is indebted to the Company. Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, no holder of Company Common Stock, or Company Options or any Affiliate thereof (i) owns or has any interest in any property (real or personal, tangible or intangible), used in or pertaining to the business of, Company other than as a result of his, her or its ownership of or interest in such Company Common Stock or Company Options, (ii) has any claim or cause of action against the Company, (iii) owes, together with all amounts owed by such Persons, more than $10,000 to, or is owed, together with all amounts owed to such Persons, more than $10,000 by, the Company.

3.15                         Material Contracts.

(a)                                  Section 3.15(a) of the Company Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement. Company has delivered to Parent, or made available to Parent or its advisors, a complete and accurate copy of each such Material Contract and all amendments or modifications thereto that exist as of the date of this Agreement.

(b)                                 With respect to each Material Contract listed in Section 3.15(a) of the Company Disclosure Schedule: (i) such Material Contract is in full force and effect as of the date hereof and constitutes a legal, valid and binding agreement of the Company, and the Company has no knowledge that any Material Contract is not a legal, valid and binding agreement of any other party thereto, subject to the effect, if any, of (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (B) general principles of equity, regardless of whether asserted in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief); and (ii) (A) the Company is not in material breach or material default of such Material Contract and, to Company’s knowledge, no counterparty to such Material Contract is in material breach or material default of such Material Contract, and (B) no event has occurred that with notice or lapse of time would constitute a material breach or material default thereunder by Company, or would permit the modification or premature termination of such Material Contract by any other party thereto.

(c)                                  “Material Contract” means any Contract to which the Company is a party or by which the Company is bound (i) that is a Customer Contract that provides for payments to or performance by the Company in an amount equal to or in excess of $250,000 per annum in the aggregate, (ii) upon which the Company is substantially dependent to conduct its Current Company Business or the absence of which could have a Company Material Adverse Effect, (iii) that is a supplier, vendor or other contract that provides for payments by the Company in excess of $100,000 per annum and which cannot be terminated by the Company after the Closing in accordance with its terms except upon more than 30 days’ notice without penalty or cost, (iv) that limits or restricts the ability of the Company to compete or otherwise to conduct its Current Company Business in any manner or place, (v) evidencing indebtedness for borrowed or loaned money of $250,000 or more, including guarantees of such indebtedness by Company, (vi) that is a lease or similar Contract with any Person under which (A) Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by Company, in either case of (A) or (B) above, involving payments to or by the Company in excess of $100,000 per annum in the aggregate, (vii) relates to a material joint venture, partnership or teaming agreement involving the Company pursuant to which the Company has ongoing service or payment obligations, (viii) represents a contract for the employment of any director, officer, or employee or a contract providing for benefits or compensation to any director, officer or employee, excluding the Company’s standard form of agreement containing nondisclosure and noncompete provisions entered with employees of the Company in the ordinary course of business consistent with past practice, or (ix) pursuant to which Company has granted any (X) rights in exchange for payments to the Company in excess of $50,000 per annum in the aggregate, or (Y) title or interest in, under or to any material Company IP.

3.16                           Customers and Suppliers.  Section 3.16(a) of the Company Disclosure Schedule lists the twenty-eight (28) largest customers of the Company on the basis of revenues collected or accrued for the twelve (12) months ended March 31, 2008.  Section 3.16(b) of the Company Disclosure Schedule lists the twenty (20) largest suppliers of the Company on the basis of cost of goods or services purchased or accrued for the twelve (12) months ended March 31, 2008.  Except as disclosed in Section 3.16(c) of the Company Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company since the Company Balance Sheet Date or, to the Knowledge of the Company, has threatened to cease or materially reduce such purchases or sales or provision of services after the Closing.

3.17                           Employees and Consultants.  Company has made available to Parent a list, as of the date of this Agreement, containing (a) the names of all current employees (including part-time employees and temporary employees), current leased employees, current independent contractors and current consultants of Company, and (b) their current respective base salaries or wages, target incentive compensation, dates of employment, unused accrued time off and title.  Except as provided in Section 3.17 of the Company Disclosure Schedule, (i) all employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than as required under applicable Legal Requirements, (ii) Company’s relationships with all individuals who act on their own as independent contractors, consultants or other service providers to Company can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination, and (iii) no employee is on disability or other leave of absence.

3.18                           Title to Property.  Company has good and valid title to all of its owned tangible properties and assets reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties sold or otherwise disposed of since the Company Balance Sheet Date), and is a party to all leases of tangible property necessary to conduct the Company’s Business as currently conducted by the Company, in each case free and clear of all Liens, except for the following (collectively, “Permitted Encumbrances”):  (i) Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or that are otherwise not material; (ii) Liens set forth on Section 3.18 of the Company Disclosure Schedule, securing Company Debt reflected on the Company Balance Sheet; (iii) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements not in default; (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; and (v) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims not yet due and payable for labor, materials or supplies, and other like Liens.

3.19                         Real Estate.

(a)                                  Section 3.19(a) of the Company Disclosure Schedule contains a true and correct list of each parcel of real property leased, utilized and/or operated by the Company under any lease-type arrangement (collectively, “Company’s Facilities”).  All leases for real property (each a “Lease” and collectively, “Leases”) to which Company is a party are in full force and effect and are binding and enforceable against the Company and, to Company’s knowledge, against the lessors thereof, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  True and correct copies of all such Leases, as amended or modified through the date hereof, have been delivered to Parent or its advisors (or have been made available for review by Parent or its advisors).  Subject to the terms of the Leases, the Company has a valid leasehold estate in and the right to quiet enjoyment of each of the Company’s Facilities for the full term of the Leases relating thereto.  Company does not own any real property.

(b)                                 With respect to the Leases, Company is not in material default under  the terms of the Leases; and, to the knowledge of Company, each lessor is not in material default under any of the terms of the Leases.

3.20                         Environmental Matters.

(a)                                  The following terms shall be defined as follows:

(i)                                     “Environmental Laws” shall mean any applicable Legal Requirements that regulate the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, or recycling of Hazardous Materials , including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii)                                  “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” or “contaminant.  The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos containing materials any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b)                                 Company is in compliance with all Environmental Laws relating to the Company’s Facilities, except as would not reasonably be expected to have a Company

Material Adverse Effect.  Company has not and, to Company’s knowledge, no third party has, discharged, emitted, released, leaked or spilled Hazardous Materials at any of Company’s Facilities that are reasonably likely to give rise to material liability of Company under Environmental Laws.  As of the date hereof, no civil, criminal or administrative action, proceeding or, to Company’s knowledge, investigation is pending against Company, or, to Company’s knowledge, is being threatened against Company, with respect to Hazardous Materials or Environmental Laws.

3.21                         Taxes. Except as set forth in Section 3.21 of the Company Disclosure Schedule:

(a)                                  Company has timely and properly filed all Tax Returns that it was required to file (taking into account all applicable extensions to file any such Tax Return) and paid all Taxes shown on such filed Tax Returns as owing (except to the extent such amounts are being contested in good faith by Company or are properly reserved for on the books or records of Company) and all such Tax Returns are true, correct and complete in all material respects.   All Taxes payable on or before the date hereof by or on behalf of the Company have been fully and timely paid.

(b)                                 Any unpaid Taxes of the Company (i) as of the Company Balance Sheet Date did not exceed the current Tax payable set forth on the Company Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(c)                                  Since the Company Balance Sheet Date, the Company has not incurred any liability for Taxes outside of the ordinary course of business consistent with past practice.

(d)                                 The Company has complied with all applicable requirements relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(e)                                  Section 3.21(e) of the Company Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to the Company for taxable periods ended after June 30, 2004, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Company has delivered or made available to Parent or to Parent’s representative true, complete and correct copies of all US federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to, by or on behalf of the Company, after June 30, 2004.

(f)                                    Company has not received from any Governmental Authority any written notice regarding any contemplated or pending audit, examination or other administrative or court proceeding involving Taxes imposed thereon.

(g)                                 No extension of time with respect to any date on which a Tax Return was required to be filed by the Company that extends such date beyond the date hereof is in force, and no waiver or agreement by the Company is in force for the extension of time for the payment, collection or assessment of any Taxes beyond the date hereof (other than in connection with extensions of time for filing Tax Returns).   The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h)                                 Company has not received from any Governmental Authority in a jurisdiction where Company has not filed any Tax Return any written claim that Company is subject to taxation by that jurisdiction.  Company has not been notified in writing by any Governmental Authority regarding any proposed, asserted or assessed deficiency for any Tax imposed on the Company which was not settled or paid.

(i)                                     There are no liens for Taxes on any asset of Company other than liens for Taxes not yet due and payable.

(j)                                     Company is not a party to or bound by any Tax allocation or Tax sharing agreement.  For the purposes of this Section 3.21(f), the following agreements and contracts shall be disregarded: (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company and (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business consistent with past practice.

(k)                                  The Company (i) has not been included in an affiliated group (as defined in Section 1504 of the Code) and (ii) has no liability for the Taxes of any Person (other than members of the Company’s affiliated group as defined in Section 1504 of the Code) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(l)                                     The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(m)                               The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount would result in an excise Tax to the recipient of any such payment under Section 4999 of the Code.

(n)                                 The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(o)                                 The Company is not and never has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(p)                                 The Company has not been, and will not be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending on or after the Closing Date as a result of (A) any change in method of accounting for a Tax period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (C) any deferred intercompany gain or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (D) any installment sale or open transaction disposition made on or prior to the Closing Date; (E) any prepaid amount received on or prior to the Closing Date; or (F) the application of Section 263A of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) with respect to a Tax period ending on or prior to the Closing Date.

3.22                         Employee Benefit Plans.

(a)                                  Employee Plans. Section 3.22(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, welfare benefits (including medical, dental, life and disability insurance and self-insured benefits), cafeteria benefits or other benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is currently in effect and sponsored, maintained, contributed to, or required to be contributed to by Company and/or any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), for the benefit of any person who performs or who has performed services for Company or an ERISA Affiliate or with respect to which Company or any ERISA Affiliate has any material liability or obligation (collectively, the “Company Employee Plans”).

(b)                                 Documents.  Company has delivered to Parent or its advisors (or made available for review by Parent or its advisors) true and complete copies of each of the Company Employee Plans and related plan documents, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto.  With respect to each Company Employee Plan that is subject to ERISA reporting requirements, Company has made available for review by Parent or its advisors copies of the Form 5500 reports filed for the last three (3) plan years.  Company has made available for review by Parent or its advisors the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.

(c)                                  Compliance.  Except as set forth in Section 3.22(c) of the Company Disclosure Schedule, each Company Employee Plan is being, and has been, administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code and any Legal Requirements of foreign jurisdictions, if applicable).  Company and each ERISA Affiliate are not in material default under or material violation of, and have no knowledge of any material default or material violation by any other party to, any of the Company Employee Plans.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.  None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as may be required by COBRA or other applicable law or regulation.  Company has not engaged in, or participated in, any transaction which would be considered a non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and to Company’s knowledge, no other third-party fiduciary and/or party-in-interest has engaged in any such “prohibited transaction” with respect to any Company Employee Plan.  Neither Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plan.  All contributions required to have been made and premiums required to be paid by Company or any ERISA Affiliate to any Company Employee Plan as of the date of this Agreement have been timely paid or accrued.  With respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 of ERISA occurred.  Each Company Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct in all material respects as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan.  No suit, administrative proceeding or action has been brought, or to the knowledge of Company is threatened in writing or otherwise overtly threatened in communication with Company, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).  There has been no amendment to, or written interpretation or announcement by Company or any ERISA Affiliate regarding any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that Plan for the fiscal year ended June 30, 2007.

(d)                                 No Title IV or Multiemployer Plan.  Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  Neither Company nor any  ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e)                                  COBRA, FMLA, HIPAA, Cancer Rights.  With respect to each Company Employee Plan, Company is in material compliance with, or has employed a third party administrator that is in material compliance with, (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998.  Company has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

(f)                                    Effect of Transaction.  Except as provided in Section 3.22(f) of the Company Disclosure Schedule, the consummation of the Merger will not (i) entitle any current or former employee or other service provider of Company or any ERISA Affiliate to severance benefits or any other payment (including golden parachute, bonus or benefits under any Company Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.  No benefit payable or that may become payable by Company pursuant to any Company Employee Plan in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

(g)                                 Plan Amendment and Termination; Code Section 409A.  Except for the Change in Control Agreements, neither the Company nor any ERISA Affiliate is subject to any legal obligation to continue any Company Employee Plan either before or after the Effective Time and any Company Employee Plan may be amended or terminated without the consent of any employee or beneficiary without incurring any liability other than in connection with claims accrued prior to the date of such amendment or termination.  Each Company Employee Plan that is a nonqualified deferred compensation plan subject to Code Section 409A has been operated in material compliance with Code Section 409A and compliance of each such Company Employee Plan with Code Section 409A will not be adversely affected by any payments triggered as a result of the consummation of the transaction contemplated by this Agreement

(h)                                 Self-Insured Plans.  Except as set forth in Section 3.22(h) of the Company Disclosure Schedule, with respect to each Company Employee Plan which is self-insured by the Company or any ERISA Affiliate, the Company or ERISA Affiliate, as applicable, has established a trust fund or other funded account or established a reserve on its financial statements that is sufficient to pay all of the obligations under such Company Employee Plan to which participants and beneficiaries have a legal right as of the date of the Agreement.

3.23                         Employee Matters.  Company is and has been in material compliance with all currently applicable Legal Requirements respecting terms and conditions of employment, employment and employment practices, and wages and hours, including without limitation the Fair Labor Standards Act, the Service Contract Act, the Immigration Reform and Control Act, the Worker Adjustment and Restraining Notification Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, employee or labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and including without limitation the proper classification of its employees and contractors and consultants thereunder.  Each person who provides services to the Company or any ERISA Affiliate is properly classified with respect to employment status for all purposes and with respect to all applicable Legal Requirements, including the Fair Labor Standards Act, the Company Employee Plans, human resource purposes and tax purposes.  There is no litigation, claim, proceeding or (to Company’s knowledge investigation) pending or, to Company’s knowledge, being threatened in writing or otherwise overtly threatened, against Company by current or former employees or by any Governmental Authority with respect to employment matters.  Company is not a party to any collective bargaining agreement or other labor union contract, nor does Company know of any activities or proceedings of any labor union to organize the employees of Company as of the date of this Agreement.

3.24                         Insurance.  Section 3.24 of the Company Disclosure Schedule contains a true and complete list of all insurance policies (by policy number, insurer, expiration date and type, amount and scope of coverage) held by the Company.  The insurance coverage provided by the policies set forth in Section 3.24 of the Company Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement.  The insurance policies listed Section 3.24 of the Company Disclosure Schedule, (i) to the knowledge of the Company, in light of the Current Company Business, are in amounts and have coverages that are reasonable and customary for Persons engaged in similar businesses and operations and (ii) are in amounts and have coverages as required by applicable Legal Requirements and any Contract to which the Company is a party or by which it is bound.  As of the date of this Agreement, there is no material claim pending under any of Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  Company is in compliance in all material respects with the terms of such policies.  Company has no knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies.

3.25                         Compliance With Laws.  Other than with respect to laws referenced in the Sections 3.13 (Intellectual Property), 3.20 (Environmental Matters), 3.21 (Taxes), 3.22 (Employee Benefit Plans) and 3.23 (Employee Matters), which Sections shall govern the Company’s representations and warranties as to compliance with laws that are the subject matter of such Sections, Company is in material compliance with, and has not received any written or oral notices of any pending violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of the Current Company Business, except for violations that have been cured or are no longer being asserted.

3.26                         Brokers’ and Finders’ Fee.  Except for KippsDeSanto & Co., no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from Company or its shareholders in connection with the Merger, this Agreement or any transaction contemplated hereby.

3.27                         Certain Payments.  Neither Company nor any director or officer of Company, nor, to Company’s knowledge, any agent, employee or any other Person acting for or on behalf of Company, has directly or indirectly, on behalf of Company made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services in material violation of any applicable Legal Requirement.

3.28                         Minute Books.  The minute books of Company have been made available for review by Parent or its advisors and contain a materially complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Company through the date of this Agreement.

3.29                         Complete Copies of Materials.  Each document that Company has delivered to Parent (or made available for review by Parent), other than documents that have been redacted, is a true and complete copy of each such document, and in each case where a representation and warranty of Company in this Agreement requires the listing of documents and agreements, a true and complete copy of all such documents and agreements have been delivered to Parent (or made available for review by Parent).

3.30                         Government Contracts.

(a)                                  With respect to each and every Government Contract referred to in Section 3.15 that is also a Material Contract (each a “Material Government Contract”) or bid or proposal which, if accepted, would result in a Material Government Contract (a “Government Bid”): (i) the Company has complied with all material terms and conditions of such Material Government Contract or Government Bid, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Legal Requirement therein; (ii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Material Government Contract or Government Bid were complete and correct in all material respects as of the dates they were made (or deemed made) and remain correct in all material respects, and the Company has complied in all material respects with all such representations and certifications; (iii) all Cost or Pricing Data (as defined in Federal Acquisition Regulation (“FAR”) § 15.401) and other information submitted by the Company in support of the negotiation of Government Contracts or Government Bids, or modifications thereto, or in support of requests for payments thereunder, was, as of the date of price agreement or payment submission current, accurate and complete in all material respects; (iv) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified the Company, either in writing or, to the Company’s knowledge, orally, that the Company has breached or violated any Legal Requirement, certification, representation, clause, provision or requirement pertaining to such Material Government Contract or Government Bid, including, but not limited to, the Service Contract Act, the Contract Disputes Act, the False Claims Act, the Truth in Negotiations Act, the Defense Base Act, and the Procurement Integrity Act; (v) the Company has not been notified in writing or, to the Company’s knowledge, orally by the U.S. Government, any prime contractor, subcontractor or any other Person that any such Material Government Contract has been terminated for any reason and no cure notice or show cause notice is currently in effect pertaining to any such Material Government Contract or Government Bid; (vi) no adverse past performance evaluation or other negative past performance information (including, but not limited to, a Government Contract suspension, overt threat of Government Contract suspension, or Government Contract cure notice) has been received by the Company with respect to any Government Contract; and (vii) to the Company’s knowledge, no money due to the Company pertaining to such Material Government Contract or Government Bid has been withheld or offset nor has any claim been made in writing to withhold or offset money.  Section 3.30(a) of the Company Disclosure Schedule lists all active Government Contracts, and with respect to each such listed Government Contract, Section 3.30(a) accurately lists:  (A) the contract name; (B) the contract start date; (C) the customer; (D) the contract end date; and (E) whether the Government Contract is premised on Company’s small business status, small disadvantaged business status, protégé status, women-owned business, service disabled veteran owned business, veteran owned business, or other preferential status.  Section 3.30(a) of the Company Disclosure Schedule also separately lists any Government Contract entered into after Company represented to the Governmental Authority that issued such Government Contract that the Company had small business status, small disadvantaged business status, protégé status, women-owned business, service disabled veteran owned business, veteran owned business, or other preferential status, whether or not the award of each such Government Contract was premised on any such preferential status.  Company has no knowledge based on its communications with Governmental Authorities and other customers in connection with its Government Contracts that any such Governmental Authorities or other customers intend to materially reduce their purchases from to the Company based on Company’s inability after the Closing truthfully to continue to claim any such preferential status.  Section 3.30(a) of the Company Disclosure Schedule also separately lists all blanket purchasing agreements pursuant to Government Contracts.  Section 3.30(a) of the Company Disclosure Schedule also separately lists all task orders under Material Government Contracts related to products or services that have not been completed by Company and that involve payments in excess of $50,000, and in each instance references the Material Government Contract to which each such Task Order relates.

(b)                                 Except as set forth on Section 3.30(b) of the Company Disclosure Schedule, neither the Company nor, to the Company’s knowledge, any of its respective directors or officers is (or during the last three years has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority, or any audit or investigation of the Company with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.  During the last three years, the Company has not conducted or initiated any internal investigation or made a voluntary disclosure to the U.S. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(c)                                  Except as set forth in Section 3.30(c) of the Company Disclosure Schedule, to the knowledge of Company and based on Company’s knowledge of the business of Purchaser and its Affiliates, in the past three (3) years Company has not had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would reasonably be expected to create in any Government Contract, or with regard to any acquisition by any Governmental Authority, an “Organizational Conflict of Interest” (as defined in FAR Subpart 9.5).

(d)                                 There exist no outstanding material disputes with the Company, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Government Bid.

(e)                                  The Company’s accounting system meets the requirements of the FAR and Federal Cost Accounting Standards in all material respects.  To the Company’s knowledge, there are no reports resulting from financial contract audits or other investigations by United States Governmental Authority officials of any of the Company Government Contracts (past or present) that conclude that the Company engaged in overcharging or other defective pricing practices or in other practices in violation of the FAR.

(f)                                    To the Knowledge of Company, no Government Contract has incurred or currently projects losses or cost overruns in an amount exceeding $25,000.

(g)                                 Except as set forth in Section 3.30(g) of the Company Disclosure Schedule, Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether a security interest or otherwise.

(h)                                 Except as set forth in Section 3.30(h)(i) of the Company Disclosure Schedule, since Company’s inception, it has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, respectively.  Except as set forth in Section 3.30(h)(ii) of the Company Disclosure Schedule, to the Company’s knowledge, the Company has not violated any United States import or export laws or regulations, or been the subject of an investigation or other inquiry by any United States Governmental Authority.  Except as set forth in Section 3.30(h)(iii) of the Company Disclosure Schedule, the Company has not been subject to civil or criminal penalties imposed by a United States Government Authority, or made a voluntary disclosure with respect to violations or alleged violations of said laws.

(i)  Except as set forth in Section 3.30(i) of the Company Disclosure Schedule, no personal property, equipment or fixtures are loaned, bailed, or otherwise furnished to the Company by or on behalf of a Government Authority.

3.31                         Bank Accounts; Powers of Attorney.  Section 3.31 of the Company Disclosure Schedule sets forth a complete and accurate list of:  (a) all bank accounts, investment accounts, lock boxes and safe deposit boxes maintained by or on behalf of the Company, including the location and account numbers of all such accounts, lock boxes and safe deposit boxes, (b) the names of all persons authorized to take action with respect to such accounts, safe deposit boxes and lock boxes or who have access thereto and (c) the names of all persons holding general or special powers of attorney from the Company, and a summary statement of the terms thereof

3.32                         Accounts Receivable.  The accounts and notes receivable (including billed and unbilled) of the Company to be reflected on the estimated balance sheet of the Company delivered pursuant to Section 2.13(a) and on the Closing Date Balance Sheet (as finalized pursuant to Section 2.13(c)), as of the date of such balance sheets, (a) will have arisen from bona fide sales transactions in the ordinary course of business consistent with past practice and GAAP, and are payable on ordinary trade terms, (b) will be legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law, (c) will not be subject to any valid set-off or counterclaim, (d) will be fully collectible before the date that is one hundred eighty (180) days after the invoice date, net of reserves therefor (if any) included in the Closing Date Balance Sheet (as finalized pursuant to Section 2.13(c)), and (e) will not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement other than customers’ rights to inspect goods upon receipt and reject nonconforming goods.  The reserves against accounts receivable to be included in the Closing Date Balance Sheet (as finalized pursuant to Section 2.13(c)), if any, will be adequate based on the Company’s historical practices.

3.33                         Full Disclosure.  No representation or warranty made by the Company in this Agreement or in the Company Disclosure Schedule contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or which is necessary to make the statements contained herein or therein not misleading

3A.                              Representations and Warranties of Significant Shareholders.  Each Significant Shareholder represents and warrants to Company (to the extent applicable to such Significant Shareholder) that:

3A.1                     Organization, Standing.  Such Significant Shareholder, to the extent such Significant Shareholder is a corporate entity and not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

3A.2                       Power and Authority.  Such Significant Shareholder has all requisite power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery by such Significant Shareholder of this Agreement and the consummation by such Significant Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Significant Shareholder.  This Agreement has been duly executed and delivered by such Significant Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of such Significant Shareholder, enforceable against such Significant Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3A.3                       Noncontravention. The execution and delivery of this Agreement by such Significant Shareholder does not constitute, and the consummation by such Significant Shareholder of the transactions contemplated hereby will not result in, a termination, or breach or violation by such Significant Shareholder of, or a default by such Significant Shareholder under (with or without notice or lapse of time, or both), (a) any provision of the organizational documents of such Significant Shareholder, (b) any Contract to which such Significant Shareholder is a party or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Significant Shareholder or any of his, her or its properties or assets.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by such Significant Shareholder at or prior to the Effective Time in order for such Significant Shareholder to execute and deliver this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, except for: (i) the filing of the Articles of Merger as provided in Section 2.2; and (ii) such filings as may be required under HSR and foreign antitrust laws.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Person with which such Significant Shareholder has entered into Contract is required to be obtained or made by such Significant Shareholder at or prior to the Effective Time in order for Company to execute and deliver this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

3A.4                       Ownership of Common Stock. All shares of Company Common Stock held by such Significant Shareholder are free of any Liens.

4.                                       Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub represent and warrant to Company that:

4.1                                 Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing, if applicable, under the laws of the state in which it was incorporated.  There is no pending or, to the knowledge of Parent or Merger Sub, threatened, action for the dissolution, liquidation or insolvency of either Parent or Merger Sub.

4.2                                 Power and Authority.  Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform their obligations hereunder.  The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger, subject to Section 6.9 hereof, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other authorization or consent of Parent, Merger Sub or their respective shareholders is necessary.  This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

4.3                                 Noncontravention.  Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent or Merger Sub of any of the transactions contemplated hereby, will:

(a)                                  conflict with or violate any provision of the articles of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub;

(b)                                 require on the part of Parent or Merger Sub any registration, declaration or filing with, or any permit, order, authorization, consent or approval of, any Governmental Authority, except for (i) compliance with the applicable requirements of HSR and applicable foreign antitrust or trade regulation laws, (ii) to the extent applicable, the filing by Parent of such reports and information with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) any registration, declaration, filing, permit, order, authorization, consent or approval which if not made or obtained would not reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby (an “Parent Material Adverse Effect”);

(c)                                  conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Parent Material Adverse Effect or (ii) any notice, consent or waiver the failure of which to make or obtain would not reasonably be expected to result in a Parent Material Adverse Effect;

(d)                                 violate any order, writ, injunction or decree applicable to Parent or Merger Sub or any of their respective properties or assets, except for any violation that would not reasonably be expected to have a Parent Material Adverse Effect;

(e)                                  violate any statute, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets, except for any violation that would not reasonably be expected to result in a Parent Material Adverse Effect;

(f)                                    No consent, approval, order or authorization of, or registration, declaration or filing with, any Person with which Parent has entered into a Contract is required to be obtained or made by Parent at or prior to the Effective Time in order for Parent to execute and deliver this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, except for those consents, approvals, orders, authorizations, registrations, declarations and filings set forth at Schedule 4.3(f); or

(g)                                 render Parent insolvent or unable to pay its debts as they become due.

4.4                                 Litigation.

(a)                                  There is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of Parent, investigation, pending before any Governmental Authority or, to the knowledge of Parent, threatened in writing or otherwise overtly threatened in a communication with Parent, against Parent or its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that would reasonably be expected to result in a Parent Material Adverse Effect.

(b)                                 There is no judgment, decree or order against Parent or Merger Sub or against any of their respective directors or officers (in their capacities as such) that specifically names Parent or its Subsidiaries or such directors or officers and that would reasonably be expected to result in a Parent Material Adverse Effect.

4.5                                 Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6                                 Adequacy of Funds.  Parent has or will have as of the Closing adequate financial resources to satisfy its monetary and other obligations under this Agreement.

4.7                                 SEC Reports.  Since October 23, 2006, the Parent, to the extent applicable, has filed with the SEC all forms, financial statements, documents and reports required to be filed by the Parent pursuant to the Securities Exchange Act of 1934 and the regulations and rules promulgated thereunder.

5.                                       Conduct Prior to the Effective Time.

5.1                                 Conduct of Business of Company.  During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), except (i) as set forth in Schedule 5.1, (ii) to the extent necessary to comply with Company’s obligations under this Agreement or (iii) as consented to in writing by Parent (which consent shall not be unreasonably, withheld, conditioned or delayed), (A) Company shall use commercially reasonable efforts to (1)

carry on its business in the ordinary course consistent with past practice, (2) preserve intact its present business organization and (3) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others to whom Company has material contractual obligations, and (B) the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                  Charter Documents.  Amend its articles of incorporation or bylaws;

(b)                                 Capitalization Matters.  Issue or sell any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock, other than the issuance of shares of Common Stock pursuant to the conversion, exercise or exchange of securities therefore outstanding as of the date hereof in accordance with their terms;

(c)                                  Intellectual Property Rights.  Enter into or amend any agreements pursuant to which Company (i) transfers or licenses to any Person any material Company IP except in the ordinary course of business consistent with past practice, (ii) otherwise grants to any Person rights in any material Company IP except in the ordinary course of business consistent with past practice, or (iii) grants to any person any royalty or other fees based on use of any Intellectual Property;

(d)                                 Dispositions.  Lease or license to any Person any of its properties or assets except in the ordinary course of business consistent with past practice or sell or permit the imposition of any encumbrance (other than Permitted Encumbrances) on any of its properties or assets;

(e)                                  Indebtedness.  Incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guarantee any debt securities of others in each case in excess of $250,000 or outside the ordinary course of business consistent with past practice;

(f)                                    Agreements.  Enter into any Contract that would be a Material Contract (other than Customer Contracts) if it had been in existence on the date hereof, or prematurely terminate or amend any Material Contract;

(g)                                 Insurance.  Materially reduce the amount of any insurance coverage provided by existing insurance policies other than upon the expiration of any such policy;

(h)                                 Waiver.  Knowingly waive any material right under any Material Contract;

(i)                                     Acquisitions.  Acquire or agree to acquire by merging with, or by purchasing any of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to Company’s business, taken as a whole;

(j)                                     Taxes.  Make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any closing agreement with any Governmental Authority, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes, in each case if such election, change,  settlement or consent would have the effect of materially increasing the Tax liability of the Company for any period ending after the Closing Date;

(k)                                  Employees.  Establish or, except as required by applicable Legal Requirements, amend, any Company Employee Plan, grant any incentive pay, bonuses or raises except in the ordinary course of business consistent with past practice; or

(l)                                     Other.  Agree to take any of the actions described in Sections 5.1(a) through 5.1(k).

6.                                       Additional Agreements.

6.1                                 Access to Information.  During the Pre-Closing Period, Company shall afford, subject, with respect to any classified materials, to Parent’s and its Representatives’ compliance with any security clearance requirements and procedures (to the extent determined necessary by the Company in order to comply with applicable Legal Requirements), Parent and its personnel, accountants, counsel and other representatives access during normal business hours to (i) all of Company’s books, contracts, commitments and records, and (ii) all other existing information concerning the business, properties and personnel of Company as Parent may reasonably request; provided, however, that in exercising access rights under this Section 6.1, Parent shall not be permitted to interfere unreasonably with the conduct of the business of Company and shall provide Company with reasonable advance notice prior to accessing any of the foregoing.

6.2                                 Public Disclosure.  Except as may be required by law or by obligations pursuant to any listing agreement any applicable national securities exchange, during the Pre-Closing Period, (a) Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and (b) without limiting Parent’s obligations under that certain confidentiality agreement, dated February 28, 2008 between Company and Parent (the “Confidentiality Agreement”), neither Parent nor Company shall issue any such press release or make any such public statement or disclosure without the prior approval of Company or Parent, as the case may be (which approval shall not be unreasonably conditioned, withheld or delayed).

6.3                                 Commercially Reasonable Efforts; Government Approvals and Further Assurances.

(a)                                  The parties shall use commercially reasonable efforts to effectuate the Merger and make effective the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each party to this Agreement shall: (i) make any filings and give any notices required to be made or given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement, contract or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.  Each of Parent and Merger Sub, on the one hand, and Company and the Significant Shareholders, on the other hand, shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained during the Pre-Closing Period.

(b)                                 Each party shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Authority.  Without limiting the generality of the foregoing, promptly after the date of this Agreement, the parties shall cause to be prepared and filed the notifications required under HSR in connection with the Merger.  Parent shall be responsible for all filing fees in connection with such notification.  Parent and Company shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission, U.S. State Department or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Authority in connection with national security, antitrust or related matters.  Each of Company and the Significant Shareholders, on the one hand, and Parent and Merger Sub, on the other hand, to the extent it has knowledge of such facts, shall (A) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement; (B) keep the other party informed as to the status of any such legal proceeding; and (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the Merger.  Each of Company and the Significant Shareholders, on the one hand, and Parent and Merger Sub, on the other hand, will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted by either of them in connection with any legal proceeding under or relating to national security matters, HSR or any other foreign, federal or state antitrust, anticompetition or fair trade law.  In addition, except as may be prohibited by any Governmental Authority or by any applicable law, in connection with any legal proceeding under or relating to HSR or any other foreign, federal or state antitrust, anticompetition or fair trade law or any other similar legal proceeding relating to the Merger to which either Company and the Significant Shareholders, on the one hand, and Parent and Merger Sub, on the other hand, is a party, each of Company and the Significant

Shareholders, on the one hand, and Parent and Merger Sub, on the other hand, will permit authorized representatives of the other to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such legal proceeding.

(c)                                  During the Pre-Closing Period, Company shall provide to Parent a list of Government Contracts, including the contract name, the start date, the customer and the contract end date, that include the clause at FAR 52-215-19 that otherwise would have been set forth on Section 3.5(b) of the Company Disclosure Schedule.  Such list shall be treated as though it is part of Section 3.5(b) of the Company Disclosure Schedule.  Additionally, during the Pre-Closing Period, Company shall provide to Parent a list of agreements of the Company with respect to Business Intellectual Property relating to or addressing material uncapped indemnification obligations owed by Company pursuant to a provision of the FAR incorporated into such agreement that otherwise would have been set forth on Section 3.13(b) or Section 3.13(b)(ii) of the Company Disclosure Schedule.  Such list shall be treated as though it is part of Section 3.13(b) or Section 3.13(b)(ii) of the Company Disclosure Schedule of the Company Disclosure Schedule, as applicable.

6.4                                 Employees; Company 401(k) Plan.

(a)                                  The parties hereto intend that there shall be continuity of employment with respect to all employees of Company (the “Company Employees”).  Parent shall continue the employment of each Company Employee on an “at will” basis on terms and conditions (including but not limited to base salary, target bonus opportunities, severance benefits, equity compensation opportunities, duties and office location) that either (i) are no less favorable, in the aggregate, than the terms and conditions applicable to such Company Employee immediately prior to the Closing or (ii) meet the requirements of Section 6.4(b).

(b)                                 Parent may satisfy its obligations under Section 6.4(a) with respect to Company Employees who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) by providing (to the extent a comparable Company Employee Plan is not continued after the Effective Time) that such Continuing Employees shall be eligible to participate in Parent’s plans, programs, policies, practices, contracts, agreements or other arrangements providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (“Parent Employee Plans”), to the extent applicable, on terms that in the aggregate are comparable to those offered to similarly situated employees of Parent or its Affiliates; provided, however, that (1) except as to Parent’s 401(k) plan and employee stock ownership plan, Parent shall give each Continuing Employee full credit, for purposes of eligibility to participate, vesting (other than vesting in equity compensation awards granted after the Effective Time) and benefit accrual (other than benefit accrual under a defined benefit pension plan) under such Parent Employee Plans, for his or her full and partial years of service with Company prior to the Effective Time; (2) to the extent commercially reasonable, Parent shall give effect, in determining any deductible and maximum out-of-pocket limitations under any Parent Employee Plan for the plan year in which the First Effective Time occurs, to amounts paid or incurred by such Continuing Employees during such year under comparable Company Employee Plans; and (3) Parent shall use commercially reasonable efforts to cause any pre-existing conditions limitations and eligibility waiting periods under any Parent Employee Plan to be waived with respect to Continuing Employees and their eligible dependents.

(c)                                  Nothing contained herein will obligate Parent, Surviving Corporation or any Affiliate of either to retain any Company Employees for any specific period or to maintain any levels of compensation or benefit plans or arrangements for the Company Employees for any specific period after the Closing; it being understood that no Company Employee is intended to or will receive by reason of this Agreement any direct or third party beneficiary rights against Parent, Surviving Corporation or any Affiliate of either.

(d)                                 On and after the Closing, Parent shall maintain and fulfill or cause the Surviving Corporation to maintain and fulfill, all obligations under the Change in Control Agreements.  To the extent that after the Closing Date, any Company employee who is a party to any such amended agreement fails to satisfy the requirements needed to earn a retention payment in accordance therewith, Parent shall and agrees to cause the Surviving Corporation to reallocate the retention amount allocated to such employee to the other employees who maintained their eligibility to receive a retention payment in accordance therewith (on a pro rata basis based on each such employee’s initially allocated retention amount relative to the total retention amounts available to all employees that are parties to such amended agreements and still eligible to receive their retention amounts).

(e)                                  Prior to the Closing, the Company will cause its Board of Directors to adopt resolutions to terminate the Company 401(k) Plan and the self-funded dental plan described at Section 3.22 of the Company Disclosure Schedule, contingent upon the Closing, and the Company shall make the filing described at Schedule 6.4(e).  Following the date of such termination, no contributions will be made to the Company 401(k) Plan other than contributions that have been accrued on behalf of participants prior to the termination or are otherwise based on compensation earned before the termination.  Such resolutions will provide (to the extent required under Section 411 of the Code) that all participants will be fully vested in their account balances under the Company 401(k) Plan, will authorize distributions of Company 401(k) Plan balances to participants as soon as practicable following the receipt of a favorable determination letter from the Internal Revenue Service covering the termination, and otherwise will be in form and substance reasonably satisfactory to Parent.

(f)                                    Prior to the Closing, the Company shall pay in full the 2008 Performance Bonuses.

6.5                                 Tax Matters.

(a)                                  Tax Withholding.   Parent, the Company, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Options, such amounts as Parent, the Company, the Surviving Corporation or the Escrow Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign Tax law.  To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Common Stock or Company Options in respect of which such deduction and withholding was made by Parent, the Company, the Surviving Corporation or the Escrow Agent.

(b)                                 Tax Indemnification.  The Significant Shareholders shall jointly and severally indemnify the Parent Indemnified Persons and hold them harmless from and against any Damages attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar law, and (iii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any law, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that (x) the Significant Shareholders shall not be liable for and shall not reimburse for any Taxes excluded from the calculation of current liabilities pursuant to the parenthetical within clause (B)(1) of the defined term “Net Working Capital,” (y) shall be liable only to the extent that such Taxes exceed the net amount, if any, reserved for such Taxes on the face of the Closing Date Balance Sheet (rather than in any notes thereto) and taken into account in determining the Adjustment Amount.  The Significant Shareholders shall reimburse the Parent Indemnified Persons for any Damages incurred by them that are attributable to Taxes of the Company that are the responsibility of Significant Shareholders pursuant to this Section 6.5(b) within fifteen (15) Business Days after receipt by the Significant Shareholders of Parent’s written request therefor. To the extent the Significant Shareholders are required to reimburse the Parent Indemnified Persons for any such Damages, the Parent Indemnified Persons shall be required to first exhaust the Indemnity Portion of the Escrow Fund as their sole source of recovery for such Damages prior to pursuing any recovery directly from the Significant Shareholders.  Parent shall promptly remit to the Shareholders’ Agent, for further distribution to the Significant Shareholders in accordance with their respective Significant Shareholder Percentage Interests, the amount (if any) by which the liability accrued by the Company pursuant to clause (B)(4) of the defined term “Net Working Capital” ultimately exceeds the amount of Parent’s actual accrual therefor.

(c)                                  Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing

Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d)                                 Cooperation on Tax Matters.

(i)                                     The Significant Shareholders, Parent and Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Significant Shareholders, Parent and Company agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Significant Shareholders, Parent or Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Significant Shareholders, Parent or Company, as the case may be, shall allow the other party to take possession of such books and records.

(ii)                                  The Significant Shareholders, Parent and Company further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation any Tax with respect to the transactions contemplated hereby).

(iii)                               The Significant Shareholders, Parent and Company further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code, and all Treasury Regulations promulgated thereunder.

(e)                                  Tax Returns.  Parent shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company required to be filed after the Closing Date.  Tax Returns relating to any Pre-Closing Tax Period which are filed pursuant to this Section 6.5(e) shall be prepared in a manner consistent with prior tax accounting practices and methods used by the Company (except to the extent counsel for Parent determines there is no reasonable basis in law therefor or determines that such Tax Return cannot be so prepared and filed or an item so reported without being subject to penalties).  In the event that the Taxes reflected on such Tax Returns would form the basis for a claim of indemnification pursuant to Section 6.5(b) or Section 9.2, Parent shall provide the portion of such Tax Returns relevant to Company to the Shareholders’ Agent for review and comment at least fifteen (15) days prior to the due date for filing such Tax Returns, and shall not file any such Tax Returns without the consent of the Shareholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)                                    Tax Sharing Agreements. Any and all Tax sharing agreements or similar agreements or arrangements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

6.6                                 D&O Tail Policy.  For a period of six-years after the Effective Time, Parent shall cause Company to maintain a “run-off” or “tail” directors’ and officers’ liability insurance policy to the current policy of the Company, with respect to matters occurring prior to the Closing and having the same coverage limits and other terms and conditions no less favorable to each director and officer (and former director and officer) of Company than the terms and conditions of the current policy of Company.

6.7                                 No Solicitation by Company or Significant Shareholders.

(a)                                  Without the prior written consent of Parent, neither Company nor any Significant Shareholder shall, directly or indirectly, through any officer, director, shareholder, employee or Representative of Company, solicit or encourage (including by way of furnishing information) the initiation or submission of any inquiries, proposals or offers regarding any acquisition, merger, sale of substantial assets, sale of controlling interest in Company through a sale or issuance of Company Common Stock or similar transactions involving Company (any of the foregoing inquiries or proposals being referred to herein as a “Company Acquisition Proposal”); provided, however, that nothing contained in this Agreement shall prevent the board of directors of Company from referring any third party to this Section 6.7.

(b)                                 Company shall promptly notify Parent after receipt of any Company Acquisition Proposal or any request for nonpublic information relating to Company in connection with a Company Acquisition Proposal or for access to the properties, books or records of Company by any Person in connection with a Company Acquisition Proposal.

(c)                                  Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent) conducted prior to or as of the date of this Agreement with respect to any Company Acquisition Proposal.  Company agrees not to release any such parties from any confidentiality agreement to which Company is a party.

6.8                                 Shareholder Approval.   As soon as reasonably practicable following the date hereof, the Company will hold a special meeting of its shareholders and submit this Agreement for the purpose of obtaining the Shareholder Approval, and terminating (effective immediately prior to the Closing) any shareholders’ or similar agreements then in existence, in accordance with this Agreement, the Virginia Act, its articles of incorporation and its bylaws.  The proxy or information statement delivered by the Company to its shareholders, together with timely notice of such shareholders’ meeting, will comply in all material respects with the Company’s articles of incorporation, bylaws and all applicable Legal Requirements, including with respect to the adequacy of the disclosure of the material terms and conditions of this Agreement and the transactions contemplated hereby.

6.9                                 Approval by Shareholder of Merger Sub.  Merger Sub shall cause its sole shareholder, Parent, to act via written consent in accordance with applicable law, for the purposes of approving the Merger and this Agreement.

6.10                           Audited Financial Statements; Form 8-K.

(a)                                  Prior to Closing the Company shall initiate the preparation of, in accordance with GAAP, and cause Argy, Wiltse & Robinson, P.C., the Company’s independent accountants (“AWR”) to begin the audit of, the balance sheet, statement of operations, statement of stockholders equity and statement of cash flows of the Company as of and for the fiscal year ended June 30, 2008, and (i) the Significant Shareholders and the Company shall use commercially reasonable efforts to cause the completion and delivery of such financial statements to Parent as soon as is reasonably practicable and in no event later than July 25, 2008 and (ii) after the Closing the Significant Shareholders shall use commercially reasonable efforts to assist Parent and the Company in causing the completion of such audit by AWR within sixty (60) calendar days after Closing.

(b)                                 The Company shall use commercially reasonable efforts to assist Parent, its auditors and counsel in the preparation of a Form 8-K or Forms 8-K for filing with the SEC disclosing the transactions contemplated by this Agreement.  Additionally, the Company and the Significant Shareholders will use commercially reasonable efforts to cause the Company’s management and AWR, to (a) deliver to Parent an opinion of AWR on the audited balance sheets, statements of operations, statements of stockholders equity and statements of cash flows of Company as of and for the fiscal years ended June 30, 2008, June 30 2007 and June 30, 2006, which opinion shall be in accordance with Rule 2-02 of Regulation S-X promulgated by the SEC, and a written consent from AWR to the filing of its opinion with the SEC in connection with the filing of the Form 8-K contemplated by this Section 6.10, (b) provide such information and assistance as reasonably required by Parent in connection with the preparation by Parent and its independent accountants of pro forma financial statements required under applicable SEC regulations, (c) facilitate the review of any Company audit or review work papers, including the examination of selected interim financial statements and data, and (d) deliver such representations as may be reasonably requested by Parent’s independent accountants.

6.11                           Accounts Receivable.  With respect to any accounts and notes receivable of the Company the amount of which are paid to Parent Indemnified Persons pursuant to Sections 3.32 and 9.2(b), Parent shall cause the Surviving Corporation to continue to use commercially reasonable collection activity efforts consistent with the Company’s past practices and to remit promptly to the Shareholders’ Agent, for further distribution to the Significant Shareholders in accordance with their respective Significant Shareholder Percentage Interests, any amount of such uncollected accounts and notes receivable of the Company that are received by Parent or the Surviving Corporation after they have been paid to Parent Indemnified Persons pursuant to Sections 3.32 and 9.2(b).

6.12                           Confidentiality.  Each Significant Shareholder agrees that, from and after the Closing Date, such Person will, and will cause such Person’s Affiliates to, keep confidential, and will not disclose to any Person, any non-public information about Parent or the Surviving Corporation, other than information which is or becomes generally available to the public other than as a result of a disclosure by the Significant Shareholders or any person acting on their behalf (the “Parent Confidential Information”).  Nothing in this Agreement, however, will prohibit (i) any Significant Shareholder from disclosing any information (or taking any other action) in furtherance of such Person’s (or such Person’s Affiliate’s) duties to the Surviving Corporation or Purchaser while such Person (or such Person’s Affiliate) is acting as an employee to the Surviving Corporation, Purchaser or any of its Affiliates, or (ii) any Significant Shareholder from using or disclosing Parent Confidential Information to the extent required by applicable Legal Requirements; provided, that if such party is required by applicable Legal Requirements to disclose any Parent Confidential Information, such party will (1) provide Parent with prompt notice before such disclosure (to the extent reasonably practicable) in order that Parent may attempt to obtain, at Parent’s sole cost and expense, a protective order or other assurance that confidential treatment will be accorded such information and (2) cooperate with Parent in attempting to obtain such order or assurance, or (iii) any Significant Shareholder or the Shareholders’ Agent from disclosing or using any information (including any Parent Confidential Information) in connection with the enforcement of such Person’s rights hereunder or under any agreement executed in connection herewith.

7.                                       Conditions to the Merger.

7.1                                 Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of Parent and Merger Sub, on the one hand, and Company, on the other hand, to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by the agreement of Parent and Company and (ii) by proceeding with the Closing, Parent, Merger Sub and Company will be deemed to have waived any of such conditions that remain unsatisfied):

(a)                                  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any U.S. federal or state court of competent jurisdiction shall have been issued and remain in effect, nor shall there be any U.S. federal or state statute, rule or regulation enacted or deemed applicable to the Merger, that makes the consummation of the Merger illegal.

(b)                                 HSR Antitrust Laws.  The waiting period applicable to the consummation of the Merger under HSR shall have expired or been terminated.

7.2                                 Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by Parent and (ii) by proceeding with the Closing, Parent and Merger Sub will be deemed to have waived any of such conditions that remain unsatisfied):

(a)                                  Representations and Warranties.  The representations and warranties of Company and the Significant Shareholders in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct, and all other representations and warranties of Company and the Significant Shareholders set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b)                                 Performance of Covenants.  Company and the Significant Shareholders shall have complied with and performed in all material respects all covenants under this Agreement required to be complied with or performed by Company or the Significant Shareholders at or prior to the Closing.

(c)                                  Certificate of Officer.  Parent and Merger Sub shall have received a certificate executed on behalf of Company by an officer of Company and by the Significant Shareholders (the “Company Closing Certificate”) representing and warranting that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)                                 No Pending Governmental Litigation.  There shall not be pending before any court of competent jurisdiction any legal proceeding commenced by a U.S. federal or state Governmental Authority that (i) is likely to result in a judgment in favor of such Governmental Authority and that challenges or seeks to restrain or prohibit the consummation of the Merger or (ii) relates to the Merger and seeks to obtain from Parent any material damages or other relief.

(e)                                  No Company Material Adverse Effect.  Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(f)                                    Receipt of Closing Deliveries.  Parent shall have received each of the agreements, instruments and other documents set forth in Section 2.2(b)(ii).

(g)                                 Shareholder Approval.  The Shareholder Approval shall have been obtained, and any shareholders’ or similar agreements then in existence shall have been terminated and be of no further force or effect, and evidence thereof shall have been delivered to Parent.

(h)                                 Terminations.  The Company shall have terminated all plans relating to the Company Options, and delivered to Parent evidence of such terminations, in form and substance reasonably acceptable to Parent.

(i)                                     Dissenting Shares.  No more than 10% of the outstanding shares of capital stock of the Company shall constitute Dissenting Shares.

(j)                                     Termination of Severance and Change In Control Severance Agreements of Jodi L. Johnson and David L. Young.  The Company shall have terminated the Severance and the Change In Control Severance Agreements of each of Jodi L. Johnson and

David L. Young with the Company and delivered to Parent evidence of such terminations, in form and substance reasonably acceptable to Parent.

(k)                                  Satisfaction of Change in Control Bonus Agreements and Payment of Performance Bonuses.  The Company shall have satisfied in full all obligations under all “Change in Control Bonus Agreements” described at Section 3.17 of the Company Disclosure Schedule, and shall have paid in full the 2008 Performance Bonuses, and in each case shall have delivered to Parent evidence thereof, in form and substance reasonably acceptable to Parent.

(l)                                     Termination of Company 401(k) Plan and Dental Plan.  The Company 401(k) Plan and the self funded dental plan described at Section 3.22 of the Company Disclosure Schedule shall each have been terminated as described in Section 6.4(e), and the Company shall have made the filing described at Schedule 6.4(e) and provided evidence thereof to Parent.

7.3                                 Additional Conditions to Obligation of Company.  The obligation of Company to effect the Merger and to otherwise consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by Company and (ii) by proceeding with the Closing, Company will be deemed to have waived any of such conditions that remain unsatisfied):

(a)                                  Representations and Warranties.  The representations and warranties of Parent and Merger Sub in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b)                                 Performance of Covenants.  Parent and Merger Sub shall have each complied with and performed in all material respects all of their respective covenants under this Agreement required to be complied with or performed by either of them at or prior to the Closing.

(c)                                  Certificate of Officer.  Company shall have received a certificate executed on behalf of Parent and Merger Sub by an officer of Parent and Merger Sub (the “Parent Closing Certificate”) representing and warranting that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)                                 Receipt of Closing Deliveries.  Company shall have received each of the agreements, instruments and other documents set forth in Section 2.2(b)(i) and the Parent shall have satisfied its Closing payment obligations set forth herein.

(e)                                  No Pending Governmental Litigation.  There shall not be pending before any court of competent jurisdiction any legal proceeding commenced by a U.S. federal or state Governmental Authority that (i) is likely to result in a judgment in favor of such

Governmental Authority and that challenges or seeks to restrain or prohibit the consummation of the Merger or (ii) relates to the Merger and seeks to obtain from Company any material damages or other relief.

(f)                                    Merger Sub Shareholder Approval.  The approval referred to in Section 6.9 shall have been obtained.

8.                                       Termination.

8.1                                 Termination.  This Agreement may be terminated at any time prior to the Closing (with respect to Sections 8.1(b) through 8.1(e), by notice from the terminating party to the other party setting forth a brief description of the basis for termination):

(a)                                  by the mutual written consent of Parent and Company;

(b)                                 by either Parent or Company if the Merger shall not have been consummated by 60 days from signing of Agreement (with such date being extended for an additional 60 days if the only condition to closing yet to have been satisfied or waived is the condition described at Section 7.1(b)); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to comply with or perform in any material respect any covenant under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(c)                                  by either Parent or Company if a court of competent jurisdiction shall have issued a nonappealable final and permanent injunction having the effect of permanently prohibiting the Merger;

(d)                                 without limiting the right of either Parent or Company to terminate this Agreement pursuant to Section 8.1(b), by Company if (i) there is a material breach of any of the representations or warranties of Parent or Merger Sub in this Agreement such that the condition set forth in Section 7.3(a) would not be satisfied, or there has been a material breach by Parent or Merger Sub of any of their respective covenants in this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied, (ii) Company shall have delivered to Parent a written notice of such breach, and (iii) at least ten (10) Business Days shall have elapsed since the delivery of such notice without such breach having been cured (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured); or

(e)                                  without limiting the right of either Parent or Company to terminate this Agreement pursuant to Section 8.1(b), by Parent if (i) there is a material breach of any of the representations or warranties of Company or of any Significant Shareholder in this Agreement such that the condition set forth in Section 7.2(a) would not be satisfied, or there has been a material breach by Company or of any Significant Shareholder of any of his, her or its covenants in this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied, (ii) Parent shall have delivered to Company a written notice of such breach, and (iii) at least ten (10) Business Days shall have elapsed since the delivery of such notice without such breach having been cured (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured).

8.2                                 Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, and there shall be no liability on the part of Parent, Company, Merger Sub or any Significant Shareholder, or their respective officers, directors or shareholders, except to the extent that such liability results from the breach by a party of any of its covenants, agreements and representations set forth in this Agreement; provided, however, that the provisions of Section 10 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.                                       Escrow and Indemnification

9.1                                 Escrow Fund.   At the Closing, Parent shall withhold the Escrow Fund, from the amounts otherwise payable pursuant to Section 2.6 of this Agreement to the Significant Shareholders, and shall deposit the Escrow Fund with the Escrow Agent on behalf of such Significant Shareholders.  The Indemnity Portion of the Escrow Fund shall be governed by the terms set forth in the Escrow Agreement and shall be held solely for the purpose of (i)  indemnifying the Parent Indemnified Persons (as defined below) pursuant to the indemnification provisions set forth in this Agreement, and (ii) making any required indemnification payments as provided in Section 6.5 and this Section 9.  To the extent the Parent Indemnified Persons (as defined below) are entitled to receive any indemnification pursuant to the terms of this Agreement, such Parent Indemnified Persons shall be required to first exhaust the Indemnity Portion of the Escrow Fund as their sole source of recovery prior to pursuing any other remedies or sources of recovery, to the extent available under this Agreement.

9.2                                 Indemnification.

(a)                                  Expiration of Representations, Warranties and Covenants.  All representations and warranties made by Company or by the Significant Shareholders in this Agreement shall expire on the first anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section 3.3 (Power and Authority), 3.8 (Capitalization), 3.21 (Taxes), 3.22 (Employee Benefit Plans), 3.26 (Brokers’ and Finders’ Fees) and 3A.2 (Power and Authority), hereof shall survive the Closing until all claims relating to the subject matter thereof shall have been barred by the relevant statutes of limitations (the date of termination of any representation or warranty in this Agreement being a “Representation Termination Date”); provided, however, that if at any time prior to the relevant Representation Termination Date, Parent delivers to the Shareholders’ Agent a notice stating the existence of a breach of any of the representations and warranties made by Company or any Significant Shareholder or a breach of a covenant made by Company or any Significant Shareholder (and setting forth in reasonable detail the basis for Parent’s determination that such breach exists and a good faith estimate of the amount of the Damages incurred or that may be incurred by a Parent Indemnified Person as a result of such breach) and asserting a claim for recovery (to the extent practicable) under this Section 9.2 based on such breach, then the claim asserted in such notice shall survive such applicable Representation Termination Date until such time as such claim is fully and finally resolved.  All obligations of the parties under the covenants contained herein

(including the covenants set forth in Sections 5 and 6) shall survive in accordance with their terms.

(b)                                 Indemnification.  Subject to the limitations set forth in this Section and Sections 9.2(a) and 9.2(c) and the other limitations set forth in this Agreement, from and after the Effective Time, Parent and its Affiliates (including the Surviving Corporation) and their respective shareholders, directors, officers, employees, agents, successors in interest and assigns (each of the foregoing being referred to individually as an “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) shall be entitled to be indemnified by the Significant Shareholders, jointly and severally (except for any breach of any representation, warranty or covenant of a Significant Shareholder, for which Damages shall be borne entirely by such breaching Significant Shareholder, after exhaustion of the Indemnity Portion of the Escrow Fund, up to the Significant Shareholder Percentage Interest of the Merger Consideration for each Significant Shareholder), for Damages actually incurred by such Parent Indemnified Person as a result of:

(i)                                     any breach of any representation or warranty of Company set forth in Section 3 or any representation or warranty of any Significant Shareholder in Section 3A,

(ii)                                  the breach of any pre-Closing covenant of Company or any pre- or post-Closing covenant of any Significant Shareholder in this Agreement,

(iii)                               Parent’s reliance upon the written instructions or directions of the Shareholders’ Agent,

(iv)                              any amount per share of the Company’s capital stock paid by Parent with respect to Dissenting Shares in excess of the Common Stock Per Share Amount,

(v)                                 failure of the Company properly to cancel any outstanding Company Option in accordance with the terms hereof and of any applicable Option Cancellation Certificate,

(vi)                              any inaccuracy in the calculation of Company Debt, Company Cash or Specified Transaction Expenses;

(vii)                           failure of the Company properly to satisfy and discharge in full its obligations under the “Change in Control Bonus Agreements” described at Section 3.17 of the Company Disclosure prior to the Closing;

(viii)                        amounts owed to Parent pursuant to Section 2.13(d);

(ix)                                the items described at Schedule 9.2(b)(ix).

For purposes of this Section 9, “Damages” shall mean any liabilities, losses, damages, penalties, fines, costs or expenses, including reasonable legal, expert and consultant fees and expenses, but excluding any special, indirect, consequential, exemplary and punitive damages and also excluding any damages associated with any lost profits, lost opportunities or claims for diminution in value; provided, however, that for purposes of computing the amount of any Damages incurred by a Parent Indemnified Person: (1) there shall be deducted an amount equal to the amount of any Tax benefit actually received or receivable by any Parent Indemnified Person in connection with such Damages or any of the circumstances giving rise thereto; (2) there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received or receivable by any Parent Indemnified Person in connection with such Damages or any of the circumstances giving rise thereto.  Parent shall and shall cause its Affiliates to use commercially reasonable efforts to obtain any such insurance proceeds.

Notwithstanding anything to the contrary in this Section 9, with respect to the items described in paragraph 4 of Schedule 9.2(b)(ix) and the last sentence of Section 6.5(b), no Parent Indemnified Party shall pay any such Taxes, penalties, interest or other amounts to any Foreign Jurisdiction or remit any payments to the Significant Shareholders under the last sentence of Section 6.5(b), until (x) Parent has provided the Shareholders’ Agent with a reasonably detailed description of the legal and factual basis for the amount claimed or determined to be owing, and (y) a procedure similar to the one outlined in Section 2.13(c) of this Agreement has been followed (including, without limitation, a 30-day review and comment right for Shareholders’ Agent, the provision of all materials, analysis and work papers supporting the Parent’s determination of the amount claimed or determined to be owing and submission to an independent accountant in the event of any dispute).

(c)                                  Limitations of Liability.

(i)                                     Sole and Exclusive Remedy.  Subject to Section 10.10 hereof, the right of the Parent Indemnified Persons to be indemnified pursuant to the terms of this Agreement shall be the sole and exclusive remedy with respect to all damages or losses of whatever kind and nature, in law, equity or otherwise, known or unknown, which such parties have now or may have in the future attributable to any breach of any representation or warranty, or any breach of or failure to perform the covenants, agreements or undertakings contained in this Agreement, any disclosure schedule or certificate delivered pursuant hereto or any agreement or other document contemplated hereby, other than as a result of actual fraud or intentional misrepresentation by the Company.  The parties acknowledge that  (A) except as expressly provided in Section 3 and Section 3A, neither the Company nor any Significant Shareholder has made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, and (B) except as expressly provided in Section 3 and Section 3A, Parent is not relying and has not relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

(ii)                                  Basket. Without limiting the effect of any other limitation contained in this Section 9, except for the representations and warranties at Section 3.3 (Power and Authority), 3.8 (Capitalization), 3.21 (Taxes), 3.22 (Employee Benefit Plans), 3.26 (Brokers’ and Finders’ Fees), 3.32 (Accounts Receivable) and 3A.2 (Power and Authority), the indemnification provided for in Section 9.2(b)(i) and (ii) shall not apply, and the Parent Indemnified Persons shall not be entitled to exercise any indemnification rights thereunder, except to the extent that the aggregate amount of the Damages against which such Parent Indemnified Persons would otherwise be entitled to be indemnified under this Section 9 exceeds

$750,000 (the “Basket”).  If the aggregate amount of such Damages exceeds the Basket, then the Indemnified Party shall, subject to the other limitations contained herein, be entitled to be indemnified with respect to all such Damages, including the amount of the Basket.

(iii)                               Cap.  Except as set forth in Section 9.2(c)(iv), and except for the representations and warranties at Section 3.3 (Power and Authority), 3.8 (Capitalization), 3.21 (Taxes), 3.22 (Employee Benefit Plans), 3.26 (Brokers’ and Finders’ Fees), 3.32 (Accounts Receivable) and 3A.2 (Power and Authority), the Significant Shareholders’ indemnity obligations for Damages under Section 9(b)(i) and (ii) shall be limited, in the aggregate, to an amount equal to $17,500,000 (the “Cap”).  The sum of any amounts paid from the Indemnity Portion of the Escrow Fund to Parent Indemnified Persons in connection with any Indemnifiable Damages (as defined below) shall be counted toward the Cap for the purposes of this Section 9.

(iv)                              Fraud; Intentional Misrepresentation. Nothing in this Section 9.2(c) shall limit any remedy Parent Indemnified Person may have against any Person for fraud or intentional misrepresentation committed by such Person under applicable laws.

(d)                                 Control of Defense; Conditions.  In the event Parent or another Parent Indemnified Person becomes aware of a third party claim (any such claim, a “Third Party Claim”) which Parent believes may result in a claim for indemnification pursuant to the terms of this Agreement by or on behalf of a Parent Indemnified Person, Parent shall promptly notify the Shareholders’ Agent of such Third Party Claim.  Notwithstanding the foregoing, no delay in providing such notice shall affect a Parent Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Shareholders’ Agent or the Former Shareholders (including the Significant Shareholders) are materially prejudiced thereby.  Such notice must contain a reasonably detailed description of the basis of the claim and the nature and amount, if then reasonably ascertainable, of such Damages that may be indemnifiable (“Indemnifiable Damages”).  The obligations of the Shareholders’ Agent under this Section with respect to Indemnifiable Damages arising from any Third Party Claim shall be governed by the following additional terms and conditions:

(i)                                     The Shareholders’ Agent, at its option, shall be entitled to assume control of the defense of any Third Party Claim at any time within thirty (30) days of receiving notice of the Third Party Claim from Parent and may appoint as lead counsel of such defense any legal counsel selected by the Shareholders’ Agent and reasonably approved by Parent.  In the event that the Shareholders’ Agent assumes control of the defense of any Third Party Claim, the Shareholders’ Agent shall keep Parent and the Parent Indemnified Person (if such Parent Indemnified Person is not Parent) informed of all material events and developments, including promptly providing copies of any correspondence and court filings, with respect to such Third Party Claim and the expenses of the Shareholders’ Agent shall be reimbursed from the Shareholders’ Agent Expense Portion of the Escrow Fund.

(ii)                                  Notwithstanding Section 9.2(d)(i) above, the Parent Indemnified Person shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that such employment shall be at the Parent Indemnified Person’s own expense unless (i) the Shareholders’ Agent has failed to assume (or elects not to assume) the defense and employ counsel in accordance with Section 9.2(d)(i),

(ii) the named parties to any such Third Party Claim (including any impleaded parties) include both the Shareholders’ Agent and the Parent Indemnified Person and, in the opinion of counsel to the Parent Indemnified Person reasonably approved by Shareholders’ Agent, there is an actual conflict of interest between the Shareholders’ Agent and the Parent Indemnified Person or (iii) the Parent Indemnified Person determines in good faith that there is a reasonable probability that such Third Party Claim seeks material non-monetary relief, in which case the Parent Indemnified Person shall have the right, by notice to the Shareholders’ Agent, to assume defense of such claim and the reasonable fees and expenses of the Parent Indemnified Person’s counsel incurred in connection with such Third Party Claim shall be included in the Indemnifiable Damages; provided, however, that if it is ultimately determined by agreement of the Shareholders’ Agent and the Parent Indemnified Person or by a binding court order or final decision of a mutually selected arbitrator that the Parent Indemnified Person is not entitled to be indemnified hereunder with respect to the Third Party Claim such fees and expenses shall not be Indemnifiable Damages.

(iii)                               Neither the Shareholders’ Agent nor the Parent Indemnified Person shall consent to the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Claim without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.

(e)                                  Subrogation.  To the extent that a Parent Indemnified Person receives an indemnification payment pursuant to the terms of this Agreement, the Shareholders’ Agent shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that Parent or any of Parent’s Subsidiaries or other Affiliates may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related.

9.3                                 Shareholders’ Agent.

(a)                                  By virtue of the approval of this Agreement by Company’s shareholders, and without further action of any Company shareholder, each Former Shareholder shall be deemed to have irrevocably constituted and appointed David L. Young (and by execution of this Agreement he hereby accepts such appointment) as agent and attorney-in-fact (“Shareholders’ Agent”) for and on behalf of the Former Shareholders, including the Significant Shareholders, with full power of substitution, to act in the name, place and stead of each Former Shareholder with respect to the terms of this Agreement and the Escrow Agreement and the taking by the Shareholders’ Agent of any and all actions and the making of any decisions required or permitted to be taken by the Shareholders’ Agent under this Agreement or the Escrow Agreement, including the exercise of the power to: (i) give and receive notices and communications under Section 2.13, Section 6.5, this Section 9 or the Escrow Agreement; (ii)  authorize delivery to Parent of cash from the Indemnity Portion of Escrow Fund in satisfaction of claims for indemnification made by Parent under Section 6.5, this Section 9 or from the Net Working Capital Portion of the Escrow Fund in satisfaction of any amounts owed to Parent under Section 2.13 above; (iii) object to claims for indemnification made by Parent under this Agreement; (iv) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent under this Agreement; (v) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.13; (vi) make payments to the Former Shareholders in accordance with the terms of this Agreement and the Escrow Agreement, and (vii) take all actions necessary or appropriate in the good faith judgment of the Shareholders’ Agent for the accomplishment of the foregoing.  The power of attorney granted in this Section 9.3 is coupled with an interest and is irrevocable, may be delegated by the Shareholders’ Agent and shall survive the death or incapacity of any Former Shareholder.  The identity of the Shareholders’ Agent and the terms of the agency may be changed, and a successor Shareholders’ Agent may be appointed, from time to time (including in the event of the death, disability or other incapacity of the Shareholders’ Agent) by Former Shareholders whose aggregate Percentage Interests exceed 50%, and any such successor shall succeed the Shareholders’ Agent as Shareholders’ Agent hereunder.  No bond shall be required of the Shareholders’ Agent, and the Shareholders’ Agent shall receive no compensation for his services.

(b)                                 The Shareholders’ Agent shall not be liable to the Former Shareholders for any liability, loss, damage, penalty, fine, cost or expense incurred without gross negligence by the Shareholders’ Agent while acting in good faith and in the exercise of his or her reasonable judgment and arising out of or in connection with the acceptance or administration of his or her duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith).  The Shareholders’ Agent Expense Portion of the Escrow Fund shall be available to indemnify and hold the Shareholders’ Agent harmless against any liability, loss, damage, penalty, fine, cost or expense incurred by the Shareholders’ Agent without gross negligence or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement and the Escrow Agreement.  The Shareholders’ Agent shall be entitled to recover any out-of-pocket costs and expenses reasonably incurred by the Shareholders’ Agent in connection with actions taken by the Shareholders’ Agent pursuant to the terms of this Agreement and the Escrow Agreement (including the hiring of legal counsel and financial, tax or accounting advisors and the incurring of any fees and costs related thereto and any expenses related to the Independent Accounting Firm) from the Shareholders’ Agent Expense Portion of the Escrow Fund, without the requirement of any consent or approval by Parent.

(c)                                  From and after the Effective Time, Parent shall cause the Surviving Corporation to provide the Shareholders’ Agent with reasonable access to information about the Surviving Corporation and the reasonable assistance of the officers and employees of Parent and the Surviving Corporation, in each case to the extent reasonably necessary for purposes of performing his duties and exercising his rights under this Agreement, provided that the Shareholders’ Agent shall treat confidentially any nonpublic information he receives from Parent regarding the Surviving Corporation (except as reasonably necessary in connection with the performance by the Shareholders’ Agent of his duties or the exercise of his rights under this Agreement).

(d)                                 The Shareholders’ Agent shall be entitled to no compensation for his service in such capacity.

9.4                                 Actions of the Shareholders’ Agent.  From and after the Effective Time, a decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision of all Former Shareholders, including the Significant Shareholders, and shall be final, binding and conclusive upon each Former Shareholder, and the Escrow Agent and Parent may rely upon any decision, act, written consent or written instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of each Former Shareholder.  Parent and Surviving Corporation are hereby relieved from any liability to any Person for any acts done by Shareholders’ Agent and any acts done by Parent or Surviving Corporation in accordance with any such decision, act, written consent or written instruction of the Shareholders’ Agent.

9.5                                 Tax Matters.                             The parties agree that any amounts released to any Parent Indemnified Person from the Escrow Fund pursuant to this Agreement shall be treated as a reduction in the aggregate consideration paid in connection with the Merger for federal income tax purposes.  All interest and other income earned on the Escrow Fund (net of any losses) will be retained by the Escrow Agent and added to and become part of the Escrow Fund.  The parties hereto agree that all income, gain, loss and deductions derived from the investment of the Escrow Fund shall be taken into account for income tax purposes by the Significant Shareholders.

10.                                 General Provisions.

10.1                           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) upon receipt if delivered personally, (ii) one Business Day after being sent by commercial overnight courier service, or (iii) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following addresses (or at such other address for a party as shall be specified upon like notice):

(a)                                  if to Parent or Merger Sub, to:

Stanley, Inc.
3101 Wilson Boulevard
Arlington, VA 22201
Attention:  General Counsel
Telecopy:  (703) 682-1547

with a copy to:

Venable LLP

8010 Towers Crescent Drive

Vienna, VA 22182
Attention: Joseph C. Schmelter, Esq.
Telecopy:  (703) 821-8949

(b)                                 if to Company, to:

Oberon Associates, Inc.

9700 Capital Court, Suite 301

Manassas, VA 20110

Attention: David L. Young, President

Jodi L. Johnson, CEO
Telecopy: (703) 365-8990

with a copy to:

Cooley Godward Kronish LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, VA 20190-5656
Attention: Andrew P. Lustig, Esq.
Telecopy:  (703) 456-8100

(c)                                  if to the Shareholders’ Agent, to:

David L. Young

11517 General Wadsworth Dr.

Spotsylvania, VA 22551

Telecopy: (540) 972-1160

10.2                           Company Disclosure Schedule.  The Company Disclosure Schedule will be arranged to correspond to the representations and warranties in Section 3 of this Agreement, and the disclosure in any portion of the Company Disclosure Schedule shall qualify the corresponding provision in Section 3 and any other provision of Section 3 to which it is reasonably apparent that such disclosure relates.

10.3                           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.4                           Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments delivered pursuant hereto, including the exhibits hereto, the Company Disclosure Schedule and the other schedules hereto: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms and shall survive any termination of this Agreement; (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as provided in the final sentence of this Section 10.4; and (c) shall not be assigned by Parent or Merger Sub, on the one hand, or by Company or the Significant Shareholders, on the other hand (by operation of law or otherwise), without the written consent of each of the parties hereto; provided, however, that such consent shall not be necessary for (1) an assignment by Parent or Merger Sub of their rights and obligations hereunder to an Affiliate of Parent so long as such assignment does not relieve Parent of its obligations hereunder, or (2)

any collateral assignment by Parent or Merger Sub of their rights and obligations hereunder to any lender under credit and collateral agreements, as such agreements may be amended, modified or replaced from time to time.  Notwithstanding anything to the contrary contained in this Agreement (but without limiting any of the rights of the Shareholders’ Agent hereunder), if the Merger is consummated, (i) the Company Holders shall be third party beneficiaries of the provisions set forth in Section 2, and (ii) the Company’s former officers and directors shall be third party beneficiaries of the provisions set forth in Section 6.6.

10.5                           Severability.  In the event that any provision of this Agreement, or the application thereof becomes, or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by law.

10.6                           Remedies Cumulative.  Except as otherwise provided in Section 9.2(c) or elsewhere herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7                           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia applicable to parties residing in the Commonwealth of Virginia, without regard to applicable principles of conflicts of law.  Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the state courts located Fairfax County, Virginia and the federal courts located in the City of Alexandria, Virginia, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the laws of the Commonwealth of Virginia for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.  Each of the Parent, Merger Sub, Company, Surviving Corporation and each Company Holder, including the Significant Shareholders, irrevocably and unconditionally waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby.

10.8                           Attorney-Client Privilege.  At and after the Effective Time, the attorney-work privilege of the Company with Cooley Godward Kronish LLP related to the transactions contemplated hereby for the period prior to the Effective Time shall be deemed to be the right of the Company Holders, and not that of the Company, and may be waived only by the Shareholders’ Agent.  Absent such consent of the Shareholders’ Agent (such consent not to be unreasonably withheld, delayed or conditioned), following the Effective Time, neither the Parent nor the Company shall have a right to access attorney-client privileged material of the Company related to the transactions contemplated hereby for the period prior to the Effective Time.

10.9                           Rules of Construction.

(a)                                  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)                                 For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c)                                  As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement.

(d)                                 Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement or of the Company Disclosure Schedule and to the Schedules and Exhibits to this Agreement.

10.10                     Time is of the Essence; Enforcement.  Time is of the essence of this Agreement.  Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the covenants of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the covenants of this Agreement and to enforce specifically the terms and provisions of the covenants of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11                     Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver.  Except as expressly set forth in this Agreement, the failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date.  Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

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IN WITNESS WHEREOF, Company, Parent, Merger Sub, the Significant Shareholders and the Shareholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

STANLEY, INC.

By:	/s/ Philip O. Nolan
Philip O. Nolan,
Chairman, President and Chief Executive Officer

OMAHA ACQUISITION CORPORATION

By:	/s/ Philip O. Nolan
Philip O. Nolan, President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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OBERON ASSOCIATES, INC.:

By:	/s/ Jodi L. Johnson

Chief Executive Officer

SHAREHOLDERS’ AGENT

/s/ David L. Young
David L. Young, as Shareholders’ Agent

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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SIGNIFICANT SHAREHOLDERS:

/s/ Jodi L. Johnson
Jodi L. Johnson

Summer Breeze Creek LLC

By:	/s/ Jodi L. Johnson

David L. Young Living Trust

By:	/s/ David L. Young

Carol F. Young Living Trust

By:	/s/ Carol F. Young

Titania LLC

By:	/s/ David L. Young

Titania Ventures, LLC

By:	/s/ David L. Young

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John & Patricia Healy Family Revocable Trust

By:	/s/ John R. Healy

John R. Healy Grantor Retained Annuity Trust

By:	/s/ John R. Healy

Logan P. Healy Exempt Trust

By:	/s/ John R. Healy

John B. Healy Exempt Trust

By:	/s/ John R. Healy

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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/s/ Everett Nelson
Everett Nelson

Princess Ann Charitable Remainder Trust

By:	/s/ Everett Nelson

LifeBuilder Charitable Lead Trust

By:	/s/ Everett Nelson

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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